The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-201126

Subject to Completion

Preliminary Prospectus Supplement dated August 6, 2015

PROSPECTUS SUPPLEMENT

(To prospectus dated December 19, 2014)

$

CBRE Services, Inc.

    % Senior Notes due 20

We are offering $                     aggregate principal amount of     % Senior Notes due 20     (the “notes”). We will pay interest on the notes semi-annually in arrears on                     and                 of each year, beginning                 , 2016. The notes will mature on                 , 20     . In addition, at any time prior to                 , 20     , we may redeem the notes, in whole or in part, at the applicable redemption price described herein. If the notes are redeemed on or after                 , 20     , the redemption price will be equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon, to, but not including, the redemption date, See “Description of the Notes—Optional Redemption.” Upon the occurrence of a Change of Control Triggering Event (as defined in this prospectus supplement), we may be required to offer to purchase the notes from the holders as described under the caption “Description of Notes—Change of Control Triggering Event”.

The notes will be general unsecured senior obligations and rank equally in right of payment with our existing and future unsecured senior indebtedness. The notes and guarantees will be effectively subordinated to all of our secured debt to the extent of the value of the assets securing such debt and structurally subordinated to all of the existing and future liabilities of our subsidiaries that do not guarantee the notes. As of March 31, 2015, on an as adjusted basis after giving the effect to this offering and the release on June 9, 2015 of the collateral formerly securing our senior credit facilities, the notes would have been effectively subordinated to approximately $1.1 billion of senior secured debt (including certain warehouse lines of credit which are recourse only to our wholly-owned subsidiary CBRE Capital Markets, Inc. (“CBRE Capital Markets”) and are secured by our related warehouse receivables).

The notes are a new issue of securities with no established trading market. We do not intend to apply to list the notes on any securities exchange or include the notes in any automated quotation system.

Investing in the notes involves risks that are described in the section titled ‘‘Risk  Factors’’ beginning on page S-19 of this prospectus supplement.

	Per Note		Total
Public offering price (1)		%	$
Underwriting discount		%	$
Proceeds, before expenses, to us (1)		%	$

(1)	Plus accrued interest from , 2015, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about                 , 2015, which is the fifth business day following the date of this prospectus supplement.

Joint Book-Running Managers

J.P. Morgan	BofA Merrill Lynch	HSBC	Wells Fargo Securities	Credit Suisse

MUFG	RBS	Scotiabank

The date of this prospectus supplement is                     , 2015.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, in the accompanying prospectus and in any free writing prospectus filed by us with the Securities and Exchange Commission. We have not, and the underwriters have not, authorized any other person to provide you with any information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any such free writing prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospectus may have changed since those dates.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering, the notes and matters relating to us and our financial performance and condition. The second part is the accompanying prospectus, which provides a more general description of the terms and conditions of the various securities we may offer under our registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process, some of which may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You also should read and consider the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and the additional information described under “Where You Can Find More Information” on page S-3 of this prospectus supplement and page 1 of the accompanying prospectus.

In this prospectus supplement, unless otherwise indicated or the context otherwise requires, the terms “we,” “us,” and “our” refer to CBRE Group, Inc. and include all of its consolidated subsidiaries, unless otherwise indicated or the context requires otherwise.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus include or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “anticipate,” “believe,” “could,” “should,” “propose,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases are used in this prospectus supplement and the accompanying prospectus to identify forward-looking statements. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

These forward-looking statements are made based on our management’s expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. These uncertainties and factors could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements.

The following factors are among those, but are not only those, that may cause actual results to differ materially from the forward-looking statements:

•	disruptions in general economic and business conditions, particularly in geographies where our business may be concentrated;

•	volatility and disruption of the securities, capital and credit markets (including the real estate investment trust market), interest rate increases, the cost and availability of capital for investment in real estate, clients’ willingness to make real estate or long-term contractual commitments and other factors affecting the value of real estate assets, inside and outside the United States;

•	increases in unemployment and general slowdowns in commercial activity;

•	trends in pricing and risk assumption for commercial real estate services;

•	the effect of significant movements in average cap rates across different property types;

•	a reduction by companies in their reliance on outsourcing for their commercial real estate needs, which would affect our revenues and operating performance;

•	client actions to restrain project spending and reduce outsourced staffing levels;

•	declines in lending activity of Government Sponsored Enterprises, regulatory oversight and limits on such activity and our mortgage servicing revenue from the U.S. commercial real estate mortgage market;

•	our ability to diversify our revenue model to offset cyclical economic trends in the commercial real estate industry;

•	our ability to attract new user and investor clients;

•	our ability to retain major clients and renew related contracts;

•	our ability to leverage our global services platform to maximize and sustain long-term cash flow;

•	our ability to maintain EBITDA margins that enable us to continue investing in our platform and client service offerings;

•	our ability to control costs relative to revenue growth;

•	variations in historically customary seasonal patterns that cause our business not to perform as expected;

•	changes in domestic and international law and regulatory environments (including relating to anti-corruption, anti-money laundering, trade sanctions, currency controls and other trade control laws), particularly in Russia, Eastern Europe and the Middle East, due to the level of political instability in those regions;

•	foreign currency fluctuations;

•	our ability to identify, acquire and integrate synergistic and accretive businesses;

•	costs and potential future capital requirements relating to businesses we may acquire;

•	integration challenges arising out of our pending acquisition of Johnson Control, Inc.’s Global WorkPlace Solutions (“GWS”) business and other companies we may acquire (including our ability to close the GWS acquisition and the timing of that closing), and our ability to achieve expected cost synergies relating to those acquisitions;

•	our ability to retain and incentivize producers;

•	our and our employees’ ability to execute on, and adapt to, information technology strategies and trends;

•	the ability of our Global Investment Management business to maintain and grow assets under management and achieve desired investment returns for our investors, and any potential related litigation, liabilities or reputational harm possible if we fail to do so;

•	our ability to manage fluctuations in net earnings and cash flow, which could result from poor performance in our investment programs, including our participation as a principal in real estate investments;

•	our leverage and our ability to perform under our credit facilities, indentures and other debt instruments, including additional debt that we may incur in connection with the acquisition of the GWS business;

•	our exposure to liabilities in connection with real estate advisory and property management activities and our ability to procure sufficient insurance coverage on acceptable terms;

•	liabilities under guarantees, or for construction defects, that we incur in our Global Investment Management and Development Services businesses;

•	the ability of CBRE Capital Markets to periodically amend, or replace, on satisfactory terms, the agreements for its warehouse lines of credit;

•	our ability to compete globally, or in specific geographic markets or business segments that are material to us;

•	changes in tax laws in the United States or in other jurisdictions in which our business may be concentrated that reduce or eliminate deductions or other tax benefits we receive;

•	our ability to maintain our effective tax rate at or below current levels;

•	our ability to comply with laws and regulations related to our global operations, including real estate and facilities management licensure, labor and employment laws and regulations, as well as the anti-corruption laws and trade sanctions of the U.S. and other countries;

•	the effect of implementation of new accounting rules and standards; and

•	the other factors described elsewhere in this prospectus supplement or the accompanying prospectus or in any document incorporated by reference herein, including our annual report on Form 10-K for the fiscal year ended December 31, 2014 and our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2015.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. Additional information concerning these and other risks and uncertainties is contained in our other periodic filings with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

STATISTICAL DATA

Included or incorporated by reference in this prospectus supplement and the accompanying prospectus is information regarding the commercial real estate market, historical office vacancy rates and absorption-to-completion ratios. This information was obtained from our subsidiary, CBRE Econometric Advisors, which provides this information to paid subscribers on a regular basis. CBRE Econometric Advisors provides real estate research data to many of the largest portfolio managers, insurance companies and pension funds in the United States.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. You may also read and obtain copies of any document we file with the SEC by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

Our Internet website at http://www.cbre.com contains information concerning us. On the Investor Relations page of that website, we provide access to all of our SEC filings free of charge, as soon as reasonably practicable after filing with the SEC. The information at our Internet website is not incorporated in this prospectus supplement or the accompanying prospectus by reference, and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

Incorporation by Reference

We will “incorporate by reference” information into this prospectus supplement and the accompanying prospectus by disclosing important information to you by referring you to another document that is filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us.

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2014;

•	Our quarterly report on Form 10-Q for the quarterly period ended March 31, 2015;

•	Our current reports on Form 8-K, filed on January 13, 2015, February 17, 2015, March 27, 2015, April 3, 2015, May 21, 2015 and May 29, 2015; and

•	Those portions of our Proxy Statement for the 2015 Annual Meeting of Shareholders filed on April 1, 2015, that are incorporated by reference in our annual report on Form 10-K for the fiscal year ended December 31, 2014.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement; provided, however, that nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

To the extent there are inconsistencies between the information contained in this prospectus supplement or the accompanying prospectus and the information contained in the documents filed with the SEC prior to the date of this prospectus supplement and incorporated by reference, the information in this prospectus supplement or the accompanying prospectus shall be deemed to supersede the information in such incorporated documents.

You may request copies, at no cost, of any and all of the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus, including any future filings, by writing to us at:

Investor Relations

200 Park Avenue, 17th Floor

New York, New York 10016

e-mail: investorrelations@cbre.com

SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and may not contain all of the information that may be important to you. You should read this summary together with the entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our Company

We are the world’s largest commercial real estate services and investment firm, based on 2014 revenue, with leading full-service operations in major metropolitan areas throughout the world. We offer a full range of services to occupiers, owners, lenders and investors in office, retail, industrial, multifamily and other types of commercial real estate. As of December 31, 2014, excluding independent affiliates, we operated in over 370 offices worldwide, with more than 52,000 employees providing commercial real estate services under the “CBRE” brand name, investment management services under the “CBRE Global Investors” brand name and development services under the “Trammell Crow” brand name. Our business is focused on several competencies, including commercial property and corporate facilities management, tenant/occupier and property/agency leasing, capital markets solutions (property sales, commercial mortgage origination and servicing, and debt/structured finance), real estate investment management, valuation, development services and proprietary research. We generate revenues from management fees on a contractual and per-project basis, and from commissions on transactions. Our contractual, fee-for-services businesses, which generally involve property and facilities management, mortgage loan servicing and investment management, represented approximately 46% of our 2014 revenue.

In 2014, we generated revenue from a well-balanced, highly diversified base of clients, including approximately 85 of the Fortune 100 companies. Our revenue mix has shifted in recent years toward more contractual revenue as property occupiers and investors increasingly prefer to purchase integrated, account-based services from firms that have the capabilities to meet their needs across diverse disciplines and in local markets nationally and globally. We believe we are well-positioned to capture a growing share of the business being awarded as a result of this trend.

Fortune has ranked us among the Most Admired Companies for three consecutive years, and in 2015, we ranked second on the Barron’s 500, which measures companies on growth and financial performance. We have been included in the S&P 500 since 2006, and in the Fortune 500 since 2008. Additionally, the International Association of Outsourcing Professionals has ranked us among the top 100 global outsourcing companies across all industries for nine consecutive years, including in 2015.

Our History

CBRE marked its 108th year of continuous operations in 2014, tracing our origins to a company founded in San Francisco in the aftermath of the 1906 earthquake. Since then, we have grown into the largest global commercial real estate services and investment firm (in terms of 2014 revenue) through organic growth and a series of strategic acquisitions, including the December 2006 purchase of Trammell Crow Company and the 2011 acquisition of substantially all of ING Group N.V.’s Real Estate Investment Management (REIM) operations in Europe and Asia and its U.S.-based global real estate listed securities business (collectively referred to as the “REIM Acquisitions”). In 2013, we fortified our real estate outsourcing platform in Europe with the acquisition of London-based Norland Managed Services Ltd (“Norland”). Norland is a premier provider of building technical engineering services that enables us to self-perform these services in Europe and adds to our expertise in the highly specialized critical environments market.

We have also historically enhanced and complemented our global capabilities through the acquisition of regional and specialty firms that are leaders in their areas and/or geographies of focus, including regional firms with which we had previous affiliate relationships. These “in-fill” acquisitions are an integral part of our growth strategy. We completed 11 such acquisitions during 2014. During the first six months of 2015, we acquired a Texas-based commercial real estate firm specializing in retail services, an energy management specialist based in Brookfield, Wisconsin and our former affiliate company servicing the Columbia, South Carolina market. In July 2015, we completed an acquisition of an advisory, consulting and research firm in Canada specializing in the Canadian hospitality and tourism industries.

Our Regions of Operation and Principal Services

CBRE Group, Inc. is a holding company that conducts all of its operations through its indirect subsidiaries. CBRE Services, Inc., a direct wholly owned subsidiary of CBRE Group, Inc., is also generally a holding company and is the primary obligor or issuer with respect to most of our long-term indebtedness.

We report our operations through the following segments: (1) Americas, (2) Europe, Middle East and Africa, or EMEA, (3) Asia Pacific, (4) Global Investment Management and (5) Development Services.

The Americas

The Americas is our largest reporting segment, comprised of operations throughout the United States and Canada as well as key markets in Latin America. Our operations are largely wholly-owned, but also include independent affiliates, to whom we license the “CBRE” and “CB Richard Ellis” names in their local markets in return for payments of annual or quarterly fees to us and an agreement to cross-refer business between us and the affiliate.

Most of our operations are conducted through our indirect wholly-owned subsidiary CBRE, Inc. Our mortgage loan origination, sales and servicing operations are conducted exclusively through our indirect wholly-owned subsidiary operating under the name CBRE Capital Markets, Inc., or Capital Markets, and its subsidiaries. Our operations in Canada are conducted through our indirect wholly-owned subsidiary CBRE Limited. Both CBRE Capital Markets and CBRE Limited are subsidiaries of CBRE, Inc.

Our Americas segment accounted for 57.5% of our 2014 revenue, 62.7% of our 2013 revenue and 63.0% of our 2012 revenue. Within our Americas segment, we organize our services into the following business lines:

Advisory Services

Our advisory services businesses offer occupier/tenant and investor/owner services that meet the full spectrum of marketplace needs, including (1) real estate services, (2) capital markets and (3) valuation. Our advisory services business line accounted for 32.5% of our 2014 consolidated worldwide revenue, 34.8% of our 2013 consolidated worldwide revenue and 35.0% of our 2012 consolidated worldwide revenue.

Within advisory services, our major service lines are the following:

•

Real Estate Services. We provide strategic advice and execution to owners, investors and occupiers of real estate in connection with leasing, disposition and acquisition of property. Our many years of strong local market presence have allowed us to develop significant repeat business from existing clients, including approximately 67% of our revenues from existing U.S. real estate sales and leasing clients in 2014. This includes referrals from other parts of our business. Our real estate services professionals are particularly adept at aligning real estate strategies with client business objectives, serving as advisors as well as transaction executors. We believe we are a market leader for the provision of sales and leasing real estate services in most top U.S. metropolitan statistical areas (as defined by the U.S. Census Bureau), including Atlanta, Chicago, Denver, Houston, Los Angeles, Miami, New York, Philadelphia, Phoenix and San Francisco.

Our real estate services professionals are compensated primarily through commission-based programs, which are payable upon completion of an assignment. Therefore, as compensation is our largest expense, this cost structure gives us flexibility to mitigate the negative effect on our operating margins during difficult market conditions. Due to the low barriers to entry and significant competition for quality employees, we strive to retain top professionals through an attractive compensation program tied to productivity. We believe we invest in greater support resources than most other firms, including professional development and training, market research and information, technology, branding and marketing. We also foster an entrepreneurial culture that emphasizes client service and rewards performance.

We further strengthen our relationships with our real estate services clients by offering proprietary research to them through CBRE Global Research and CBRE Econometric Advisors, our commercial real estate market information and forecasting groups.

•	Capital Markets. We offer clients fully integrated investment sales and debt/structured financing services under the CBRE Capital Markets brand. The tight integration of these services fosters collaboration between our investment sales and debt/structured financing professionals, helping to meet the marketplace demand for comprehensive capital markets solutions. During 2014, we concluded approximately $105.5 billion of capital markets transactions in the Americas, including $72.1 billion of investment sales transactions and $33.4 billion of mortgage loan originations and sales.

We believe our Investment Properties business, which includes office, industrial, retail, multifamily and hotel properties, is the leading investment sales property advisor in the United States, with a market share of approximately 16% in 2014. Our mortgage brokerage business originates, sells and services commercial mortgage loans primarily through relationships established with investment banking firms, national banks, credit companies, insurance companies, pension funds and government agencies. In the United States, our mortgage loan origination volume in 2014 was $26.7 billion, representing an increase of approximately 15% from 2013. Approximately $8.7 billion of loans in 2014 were originated for U.S. federal government-sponsored entities, most of which were financed through our revolving credit lines dedicated exclusively for this purpose. We substantially mitigate the principal risk associated with loans financed through these credit lines prior to closing by either obtaining a contractual purchase commitment from the government-sponsored entity or confirming a forward-trade commitment for the issuance and purchase of a mortgage-backed security that will be secured by the loan. We advised on the sale of approximately $5.8 billion of mortgages on behalf of financial institutions in 2014, compared with $2.5 billion in 2013. In 2014, GEMSA Loan Services, a joint venture between CBRE Capital Markets and GE Capital Real Estate, serviced approximately $118.1 billion of mortgage loans, $85.2 billion of which related to the servicing rights of CBRE Capital Markets.

•	Valuation. We provide valuation services that include market value appraisals, litigation support, discounted cash flow analyses, feasibility and fairness opinions and property condition and environmental consulting. Our valuation business has developed proprietary systems for data management, analysis and valuation report preparation, which we believe provides us with an advantage over our competitors. We believe that our valuation business is one of the largest in the industry. During 2014, we completed over 48,000 valuation, appraisal and advisory assignments in the Americas.

Outsourcing Services

Outsourcing commercial real estate services is expected to be a long-term trend in our industry, with property owners, corporations, institutions, public sector entities, health care providers and others seeking to achieve improved efficiency, better execution and lower costs by relying on the expertise of third-party real estate specialists. Two of our service offerings seek to capitalize on the outsourcing trend: (1) occupier outsourcing, which we provide through our Global Corporate Services business line, and (2) property management, which we provide through our Asset Services business line. Agreements with our outsourcing clients, which are occupiers of space, are typically long-term arrangements with penalties for early termination. Our management agreements with our property management clients, which are owners/investors in real estate, may be terminated by either party with notice generally ranging between 30 to 90 days; however, we have developed long-term relationships with many of these clients and we work closely with them to implement their specific goals and objectives and to preserve and expand upon these relationships. As of December 31, 2014, we managed approximately 1.8 billion square feet of commercial space for property owners and occupiers in the Americas, which we believe represents one of the largest portfolios in the region. Our outsourcing services business line accounted for 25.0% of our 2014 consolidated worldwide revenue, 27.9% of our 2013 consolidated worldwide revenue and 28.0% of our 2012 consolidated worldwide revenue.

•	Occupier Outsourcing. Through our Global Corporate Services business line, we provide a comprehensive suite of services to occupiers of real estate, including portfolio and transaction management, facilities management, project management and strategic consulting. We are attempting to capitalize significantly from the increasing preference of occupiers to purchase these services on an integrated, bundled basis, relying on one firm to meet their needs across geographic markets and service disciplines. We generally enter into multi-year, multi-service outsourcing contracts with our clients, but also provide services on a one-off assignment or a short-term contract basis. The long-term, contractual nature of these relationships enables us to devise and execute real estate strategies that support our clients’ overall business strategies. Our clients include leading global corporations, health care providers and public sector entities with large, geographically-diverse real estate portfolios. Our transaction management and portfolio administration services provide portfolio-based advisory, reporting and analytics services as well as coordination of transactions via our brokerage business and administration of lease payments.

Facilities management involves the day-to-day management of client-occupied space and includes headquarter buildings, regional offices, administrative offices, data centers and other critical facilities, and manufacturing and distribution facilities. We identify best practices, implement technology solutions and leverage our resources to control clients’ facilities costs and enhance the workplace environment. Contracts for facilities management services are typically structured so we receive reimbursement of client-dedicated personnel costs and associated overhead expenses plus a monthly fee, and in some cases, annual incentives if agreed-upon performance targets are satisfied. Project management services are typically provided on a portfolio-wide or programmatic basis. Revenues for project management generally include fixed management fees, variable fees, and incentive fees if certain agreed-upon performance targets are met. Revenues for project management may also include reimbursement of payroll and related costs for personnel providing the services. Our strategic consulting services advise on portfolio optimization, alternative workplace needs, and sustainability initiatives. Revenues for strategic consulting are earned on a pre-assignment basis. In general, portfolio and transaction management services contribute revenue on a transaction basis; facilities management and project management contribute contractual, or per-project, revenue, and strategic consulting services contribute both transaction and contractual revenue.

•

Property Management. Through our Asset Services business line, we provide property management services on a contractual basis for owners/investors in office, industrial and retail properties. These services include construction management, marketing, leasing, building engineering, accounting and financial services. We provide these services through an extensive network of real estate experts in major markets throughout the United States. These local specialists are supported by a strategic accounts team whose function is to help ensure quality service and to maintain and expand relationships with large institutional clients, including buyers, sellers and landlords who need to lease, buy, sell and/or finance space. We believe our contractual relationships with these clients put us in an advantageous position to provide other services to them, including refinancing, disposition and appraisal. We typically receive monthly management fees for the asset services we provide based upon a specified percentage of the monthly rental income or rental receipts generated from the property under management, or in certain cases, the greater of such percentage fee or a minimum agreed-upon fee. We are also normally reimbursed for our administrative and payroll costs, as well as certain out-of-pocket expenses, directly attributable to the properties under management.

Europe, Middle East and Africa (EMEA)

Our Europe, Middle East and Africa, or EMEA, reporting segment operates in 41 countries with services primarily furnished through a number of indirect wholly-owned subsidiaries. The largest operations are located in France, Germany, Italy, The Netherlands, Spain and the United Kingdom. Our operations in these countries generally provide a full range of services to the commercial property sector. Additionally, we provide some residential property services, focused on the prime and super-prime segments of the market, primarily in the United Kingdom. Within EMEA, our services are organized along similar lines as in the Americas, including leasing brokerage, property sales, valuation services, asset management services and facilities management, among others. In addition, the acquisition of Norland in December 2013 enables us to self-perform building technical engineering services in Europe. Our EMEA segment accounted for 25.9% of our 2014 revenue, 16.9% of our 2013 revenue and 15.8% of our 2012 revenue.

In France, we believe we are a market leader in Paris and also have operations in Aix en Provence, Bagnolet, Bordeaux, Lille, Lyon, Marseille, Montreuil, Montrouge, Saint Denis and Toulouse. Our German operations are located in Berlin, Cologne, Düsseldorf, Frankfurt, Hamburg, Munich, Nuremberg and Stuttgart. Our presence in Italy includes operations in Milan, Modena, Rome and Turin. Our operations in The Netherlands are located in Amsterdam, the Hague, Rotterdam and Utrecht. In Spain, we provide full-service coverage through our offices in Barcelona, Madrid, Marbella, Palma de Mallorca, Valencia and Zaragoza. We are one of the leading commercial real estate services companies in the United Kingdom. We have held the leading market position in investment sales in the United Kingdom in each of the past seven years, including in 2014. In London, we provide a broad range of commercial property real estate services to investment and occupier clients, and held the leading market position for space acquisition in 2014 for the fifth year in a row. We also have regional offices in Birmingham, Bristol, Jersey, Leeds, Liverpool, Manchester, Sheffield and Southampton as well as offices in Aberdeen, Belfast, Dublin, Edinburgh and Glasgow managed by our U.K. team. In addition, our building technical engineering services operate in several other cities throughout the United Kingdom.

In several countries in EMEA, we operate through independent affiliates that provide commercial real estate services under our brand name. Our agreements with these independent affiliates include licenses by us to them to use the “CBRE” and “CB Richard Ellis” names in the relevant territory in return for payments of annual fees to us. In addition, these agreements may include business cross-referral arrangements between us and our affiliates.

Asia Pacific

Our Asia Pacific reporting segment operates in 13 countries with services primarily furnished through a number of indirect wholly-owned subsidiaries. We believe that we are one of only a few companies that can provide a full range of real estate services to large occupiers and investors throughout the region, similar to the broad range of services provided by our Americas and EMEA segments. Our principal operations in Asia are located in Greater China, India, Japan, Singapore, South Korea, Thailand and Vietnam. In addition, we have agreements with independent affiliates in Cambodia and the Philippines that generate fees and support cross-referral arrangements similar to our EMEA segment. The Pacific region includes Australia and New Zealand, with principal offices located in Adelaide, Brisbane, Canberra, Melbourne, Perth, Sydney, Auckland, Christchurch and Wellington. Our Asia Pacific segment accounted for 10.7% of our 2014 revenue, 12.2% of our 2013 revenue and 12.6% of our 2012 revenue.

Global Investment Management

Operations in our Global Investment Management reporting segment are conducted through our indirect wholly-owned subsidiary, CBRE Global Investors, LLC, and its global affiliates, which we also refer to as CBRE Global Investors. CBRE Global Investors provides investment management services to pension funds, insurance companies, sovereign wealth funds, foundations, endowments and other institutional investors seeking to generate returns and diversification through investment in real estate. It sponsors investment programs that span the risk/return spectrum across three continents: North America, Europe and Asia. In some strategies, CBRE Global Investors and its investment teams co-invest with its limited partners. Our Global Investment Management segment accounted for 5.2% of our 2014 revenue, 7.5% of our 2013 revenue and 7.4% of our 2012 revenue.

CBRE Global Investors’ offerings are organized into four primary categories, which include direct real estate investments through separate accounts and sponsored funds as well as indirect real estate investments through listed securities and multi manager investment programs. These offerings cover the full range of risk strategies from core/core+ to opportunistic. Operationally, dedicated investment teams execute each investment program within these categories, with the team’s compensation being driven largely by the investment performance of its particular strategy/fund. This organizational structure is designed to align the interests of team members with those of the firm and its investor clients/partners and to enhance accountability and performance. Dedicated teams are supported by shared resources such as accounting, finance, legal, information technology, investor services and research. CBRE Global Investors has an in-house team of research professionals who focus on investment strategy, underwriting and forecasting, based in part on market data from our advisory services group.

CBRE Global Investors closed approximately $6.8 billion and $4.2 billion of new acquisitions in 2014 and 2013, respectively. It liquidated $6.7 billion and $8.9 billion of investments in 2014 and 2013, respectively. Assets under management have increased from $15.1 billion at December 31, 2004 to $90.6 billion at December 31, 2014, representing an approximately 20% compound annual growth rate. This includes growth as a result of the REIM Acquisitions.

Previously, CBRE Global Investors had a portfolio of consolidated real estate held for investment consisting of multifamily/residential properties located in the United States. Included in the accompanying consolidated statements of operations were rental revenues (which are included in revenue) and expenses (which are included in operating, administrative and other expenses) relating to operational real estate properties, of $3.6 million and $2.6 million, respectively, for the year ended December 31, 2014, $9.8 million and $5.3 million, respectively, for the year ended December 31, 2013 and $20.2 million and $18.4 million, respectively, for the year ended December 31, 2012 (in each case, excluding any discontinued operations).

Development Services

Operations in our Development Services reporting segment are conducted through our indirect wholly-owned subsidiary, Trammell Crow Company, LLC, and certain of its subsidiaries, providing development services primarily in the United States to users of and investors in commercial real estate, as well as for its own account. Trammell Crow Company pursues opportunistic, risk-mitigated development and investment in commercial real estate across a wide spectrum of property types, including industrial, office and retail properties; healthcare facilities of all types (medical office buildings, hospitals and ambulatory surgery centers); and residential/mixed-use projects. Our Development Services segment accounted for 0.7% of our 2014 revenue, 0.7% of our 2013 revenue and 1.2% of our 2012 revenue.

Trammell Crow Company acts as the manager of development projects, providing services that are vital in all stages of the process, including: (i) site identification, due diligence and acquisition; (ii) evaluating project feasibility, budgeting, scheduling and cash flow analysis; (iii) procurement of approvals and permits, including zoning and other entitlements; (iv) project finance advisory services; (v) coordination of project design and engineering; (vi) construction bidding and management as well as tenant finish coordination; and (vii) project close-out and tenant move coordination.

Trammell Crow Company pursues development and investment activity on behalf of its user and investor clients (with no ownership), in partnership with its clients (through co-investment—either on an individual project basis or through programs with certain strategic capital partners) or for its own account (100% ownership). Development activity in which Trammell Crow Company has an ownership interest is conducted through subsidiaries that are consolidated or unconsolidated for financial reporting purposes, depending primarily on the extent and nature of our ownership interest.

As of December 31, 2014, our portfolio of consolidated real estate consisted of land, industrial and office properties that are geographically dispersed throughout the United States. Included in the accompanying consolidated statements of operations were rental revenues (which are included in revenue) and expenses (which are included in operating, administrative and other expenses) relating to these operational real estate properties, of $10.7 million and $4.2 million, respectively, for the year ended December 31, 2014, $14.5 million and $6.4 million, respectively, for the year ended December 31, 2013 and $35.4 million and $17.1 million, respectively, for the year ended December 31, 2012 (in each case, excluding any discontinued operations).

At December 31, 2014, Trammell Crow Company had $5.4 billion of development projects in process. Additionally, the inventory of pipeline deals (prospective projects we believe have a greater than 50% chance of closing or where land has been acquired and the projected construction start date is more than twelve months out) was $4.0 billion at December 31, 2014.

Recent Developments

GWS Acquisition

On March 31, 2015, CBRE, Inc., a wholly-owned subsidiary of CBRE Group, Inc., entered into a Stock and Asset Purchase Agreement with Johnson Controls, Inc. (“JCI”) to acquire JCI’s Global WorkPlace Solutions (“GWS”) business (the “GWS Acquisition”). GWS is a market-leading provider of Integrated Facilities Management solutions for major occupiers of commercial real estate and has significant operations around the world. The purchase price of the GWS Acquisition is $1.475 billion, payable in cash, with adjustments for working capital and other items. The closing of the GWS Acquisition is subject to receipt of customary regulatory approvals and satisfaction of other customary closing conditions. The transaction is expected to close in the late third quarter or early fourth quarter of 2015. This offering is not contingent upon the completion of the GWS Acquisition, which, if completed, will occur subsequent to the closing of this offering. We cannot assure you that the GWS Acquisition will be completed or, if completed, that it will be completed within the time period or on the terms described in this prospectus supplement.

New Term Loan Proposal

We are in discussions with lenders about the potential of adding a new $300 million tranche of term loans under our existing senior credit facilities. We expect to draw down on this new term loan facility prior to or on the closing of the GWS Acquisition and use the proceeds thereof for general corporate purposes, including paying for a portion of the consideration for the GWS Acquisition. The closing of this offering of notes is not conditioned on entering into such term loan facility, and we cannot assure you that we will enter into such term loan facility.

Financial Results

The data presented below reflects our financial results based upon information available to us as of the date of this prospectus supplement, is not a comprehensive statement of our financial results for the six months ended June 30, 2015 and has not been audited or reviewed by our independent registered public accounting firm. During the course of the preparation of our financial statements and related notes, additional adjustments to the financial information presented below may be identified. Any such adjustments may be material.

On July 29, 2015, we announced our financial results for the six months ended June 30, 2015, which results included the following:

	Six Months Ended June 30,
	2015	2014
	(in thousands)
Statements of Operations Data:
Revenue	$4,443,009	$3,987,648
Costs and expenses:
Cost of services	2,778,751	2,475,933
Operating, administrative and other	1,141,933	1,094,597
Depreciation and amortization	140,451	128,498

Total costs and expenses	4,061,135	3,699,028
Gain on disposition of real estate	6,986	29,867

Operating income	388,860	318,487
Equity income from unconsolidated subsidiaries	22,144	24,264
Other income	18	11,165
Interest income	3,699	2,723
Interest expense	52,368	56,485
Write-off of financing costs	2,685	—

Income before provision for income taxes	359,668	300,154
Provision for income taxes	133,377	102,013

Net income	226,291	198,141
Less: Net income attributable to non-controlling interests	8,325	25,014

Net income attributable to CBRE Group, Inc.	$217,966	$173,127
Other Data:
EBITDA (1)	$543,148	$457,400
EBITDA, as adjusted (1)	$550,509	$461,530

As of June 30, 2015
(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$336,422
Total assets	7,460,259
Long-term debt, including current portion	1,725,050
Notes payable on real estate (2)	24,819
Total liabilities	4,956,731
Total CBRE Group, Inc. stockholders equity	2,459,592

(1)

EBITDA represents earnings before net interest expense, write-off of financing costs, income tax, depreciation and amortization. Amounts shown for EBITDA, as adjusted (which we also refer to as Normalized EBITDA), further remove (from EBITDA) the impact of certain cash and non-cash charges related to acquisitions and certain carried interest incentive compensation expense. Neither EBITDA nor EBITDA, as adjusted, is a recognized measurement under U.S. generally accepted accounting principles (“GAAP”), and when analyzing our operating performance, investors should use them in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of these measures may not be comparable to similarly titled measures of other companies.

Our management generally uses EBITDA and EBITDA, as adjusted, to evaluate operating performance and for other discretionary purposes, and we believe that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business. We further believe that investors may find these measures useful in evaluating our operating performance compared to that of other companies in our industry because their calculations generally eliminate the accounting effects of acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions, and the effects of financings and income tax and the accounting effects of capital spending. EBITDA and EBITDA, as adjusted, may vary for different companies for reasons unrelated to overall operating performance. These measures are not intended to be measures of free cash flow for our management’s discretionary use because they do not consider certain cash requirements such as taxes and debt service payments. These measures may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments. We also use EBITDA, as adjusted, as a significant component when measuring our operating performance under our employee incentive compensation programs.

EBITDA and EBITDA, as adjusted for selected charges, are calculated as follows:

	Six Months Ended June 30,
	2015	2014
	(in thousands)
Net income attributable to CBRE Group, Inc.	$217,966	$173,127
Add:
Depreciation and amortization	140,451	128,498
Interest expense	52,368	56,485
Write-off of financing costs	2,685	—
Provision for income taxes	133,377	102,013
Less:
Interest income	3,699	2,723

EBITDA	543,148	457,400
Adjustments:
Integration and other acquisition costs	8,018	—
Carried interest incentive compensation to match current period revenue	(657)	4,130

EBITDA, as adjusted	$550,509	$461,530

(2)	Notes payable on real estate disclosed here includes the current and long-term portions on notes payable on real estate.

Our principal executive offices are located at 400 South Hope Street, 25th Floor, Los Angeles, California, 90071, and our telephone number is (213) 613-3333.

The Offering

The offering terms are summarized below solely for your convenience. This summary is not a complete description of the notes. You should read the full text and more specific details contained in this prospectus supplement under the caption “Description of the Notes.” With respect to the discussion of the terms of the notes on the cover page, in this summary and under the caption “Description of the Notes,” the terms “we,” “us,” “our” or “the Company” refer to CBRE Services, Inc.

Issuer	CBRE Services, Inc.

Securities	$ million aggregate principal amount of % Senior Notes due , 20 .

Maturity	, 20 .

Interest	% per year payable semiannually in cash in arrears on and of each year, beginning , 2016. Interest will accrue from , 2015.

Guarantees	CBRE Group, Inc. and each subsidiary of CBRE Services, Inc. that guarantees our obligations under the credit agreement will also fully and unconditionally guarantee the notes on a senior unsecured basis. The guarantees by the guarantors of the notes will rank pari passu to all existing and future senior indebtedness of the guarantors.

Ranking	The notes will be our senior unsecured obligations. They will rank equal in right of payment with our existing and future senior indebtedness and senior in right of payment to any of our existing and future subordinated indebtedness. The notes and guarantees will be effectively subordinated to all of our secured debt to the extent of the value of the assets securing such debt and structurally subordinated to all of the existing and future liabilities of our subsidiaries that do not guarantee the notes. As of March 31, 2015, on an as adjusted basis after giving effect to this offering and the release on June 9, 2015 of the collateral formerly securing our senior credit facilities, CBRE Services, Inc., excluding its subsidiaries, would have had no senior secured indebtedness (including guarantees). CBRE Group, Inc. and each subsidiary guarantor of CBRE Services, Inc., as the guarantors, would have had approximately $1.1 billion of senior secured indebtedness, including warehouse lines of credit (which are recourse only to our wholly-owned subsidiary CBRE Capital Markets, Inc. and are secured by our related warehouse receivables). As of March 31, 2015, our non-guarantor subsidiaries had $767.6 million of indebtedness.

Optional Redemption	At any time prior to , 20 , we may redeem the notes, in whole or in part, at a price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon to , 20 , plus, in either case, accrued and unpaid interest, if any, to, but not including, the redemption date as described under the caption “Description of the Notes—Optional Redemption.”

In addition, from and after , 20 , we will be entitled, at our option, to redeem all or a portion of the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the date of redemption.

Mandatory Offer to Repurchase	Upon the occurrence of a Change of Control Triggering Event, we must give holders of the notes an opportunity to sell to us their notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the purchase date, subject to certain conditions. See “Description of the Notes—Change of Control Triggering Event.”

Certain Covenants	The indenture governing the notes will contain covenants that limit our ability and the ability of certain of our subsidiaries to:

•	create certain liens;

•	enter into sale/leaseback transactions; and

•	enter into mergers or consolidations.

However, these covenants are subject to a number of important qualifications and exceptions. See “Description of the Notes—Certain Covenants.”

Use of Proceeds	We will use the net proceeds from this offering for general corporate purposes, including paying a portion of the consideration for the GWS Acquisition.

For additional information regarding the use of the proceeds of the offering of the notes, you should read the information included under the caption “Use of Proceeds” in this prospectus supplement.

Risk Factors	Investing in the notes involves substantial risks. You should carefully consider the risk factors set forth under the caption “Risk Factors” and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus prior to making an investment in the notes. See “Risk Factors” beginning on page S-18.

Summary Historical Consolidated Financial Data

The following table sets forth our summary historical consolidated financial information for each of the three years in the period ended December 31, 2014 and the three months ended March 31, 2015 and 2014. The statement of operations data, the statement of cash flows data and the other data for the years ended December 31, 2014, 2013 and 2012 were derived from our audited consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference in this prospectus supplement. The statement of operations data, the statement of cash flows data and the other data for the three months ended March 31, 2015 and 2014 and the balance sheet data as of March 31, 2015 were derived from our unaudited consolidated financial statements included in our quarterly report on Form 10-Q for the quarterly period ended March 31, 2015.

The summary financial data presented below is not necessarily indicative of our results of future operations and should be read in conjunction with our consolidated financial statements and the information included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our annual report on Form 10-K for the fiscal year ended December 31, 2014 and our quarterly report on Form 10-Q for the quarterly period ended March 31, 2015, which are incorporated by reference in this prospectus supplement.

	Three Months Ended March 31		Year Ended December 31
	2015	2014	2014	2013	2012
	(in thousands)
Statement of Operations Data:
Revenue	$2,052,503	$1,860,842	$9,049,918	$7,184,794	$6,514,099
Cost of services	1,290,777	1,161,460	5,611,262	4,189,389	3,742,514
Operating, administrative and other	531,775	528,395	2,438,960	2,104,310	2,002,914
Operating income	160,105	112,481	792,254	616,128	585,081
Interest income	2,297	1,577	6,233	6,289	7,643
Interest expense	26,214	28,015	112,035	135,082	175,068
Write-off of financing costs	2,685	—	23,087	56,295	—
Income from continuing operations	150,041	105,884	513,503	321,798	304,156
Income from discontinued operations, net of income taxes	—	—	—	26,997	631
Net income	93,138	67,942	513,503	348,795	304,787
Net income (loss) attributable to non-controlling interests	201	279	29,000	32,257	(10,768)
Net income attributable to CBRE Group, Inc.	92,937	67,663	484,503	316,538	315,555

Statement of Cash Flows Data:
Net cash (used in) provided by operating activities	$(179,850)	$(269,966)	$661,780	$745,108	$291,081
Net cash used in investing activities	(106,833)	(3,496)	(151,556)	(464,994)	(197,671)
Net cash (used in) provided by financing activities	(60,435)	208,328	(232,069)	(866,281)	(100,689)

Other Data:
EBITDA (1)	$246,288	$197,206	$1,142,252	$982,883	$861,621
EBITDA, as adjusted (1)	$246,729	$198,769	$1,166,125	$1,022,255	$918,439

As of March 31, 2015
(in thousands)
Balance Sheet Data:
Cash and cash equivalents (2)	$379,028
Total assets	7,625,660
Long-term debt, including current portion	1,729,638
Notes payable on real estate (3)	43,204
Total liabilities	5,320,639
CBRE Group, Inc. stockholders’ equity	2,259,308

(1)	EBITDA represents earnings before net interest expense, write-off of financing costs, income tax, depreciation and amortization. Amounts shown for EBITDA, as adjusted (which we also refer to as Normalized EBITDA) further remove (from EBITDA) the impact of certain cash and non-cash charges related to acquisitions and certain carried interest incentive compensation expenses. Neither EBITDA nor EBITDA, as adjusted, is a recognized measurement under “GAAP”, and when analyzing our operating performance, investors should use them in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of these measures may not be comparable to similarly titled measures of other companies.

Our management generally uses EBITDA and EBITDA, as adjusted, to evaluate operating performance and for other discretionary purposes, and we believe that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business. We further believe that investors may find these measures useful in evaluating our operating performance compared to that of other companies in our industry because their calculations generally eliminate the accounting effects of acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions, and the effects of financings and income tax and the accounting effects of capital spending. EBITDA and EBITDA, as adjusted, may vary for different companies for reasons unrelated to overall operating performance. These measures are not intended to be measures of free cash flow for our management’s discretionary use because they do not consider certain cash requirements such as taxes and debt service payments. These measures may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments. We also use EBITDA, as adjusted, as a significant component when measuring our operating performance under our employee incentive compensation programs.

EBITDA and EBITDA, as adjusted to exclude selected charges, are calculated as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
	(in thousands)
Net income attributable to CBRE Group, Inc.	$92,937	$67,663	$484,503	$316,538	$315,555
Add:
Depreciation and amortization (a)	69,846	65,203	265,101	191,270	170,905
Non-amortizable intangible asset impairment	—	—	—	98,129	19,826
Interest expense (b)	26,214	28,015	112,035	138,379	176,649
Write-off of financing costs	2,685	—	23,087	56,295	—
Provision for income taxes (c)	56,903	37,902	263,759	188,561	186,333
Less:
Interest Income	2,297	1,577	6,233	6,289	7,647

EBITDA (d)	$246,288	$197,206	$1,142,252	$982,883	$861,621
Adjustments:
Integration and other costs related to acquisitions	3,213	1,563	—	12,591	39,240
Carried interest incentive compensation	(2,772)	—	23,873	9,160	—
Cost containment expenses	—	—	—	17,621	17,578

EBITDA, as adjusted (d)	$246,729	$198,769	$1,166,125	$1,022,255	$918,439

(a)	Includes depreciation and amortization related to discontinued operations of $0.9 million and $1.3 million for the years ended December 31, 2013 and 2012, respectively.
(b)	Includes interest expense related to discontinued operations $3.3 million and $1.6 million for the years ended December 31, 2013 and 2012, respectively.
(c)	Includes provision for income taxes related to discontinued operations of $1.3 million and $1.0 million for the years ended December 31, 2013 and 2012, respectively.
(d)	Includes EBITDA related to discontinued operations of $7.9 million and $5.6 million for the years ended December 31, 2013 and 2012, respectively.
(2)	Includes cash and cash equivalents of $54.4 million as of March 31, 2015 in consolidated funds and other entities, which is not available for general corporate use.
(3)	Notes payable on real estate disclosed here includes the current and long-term portions of notes payable on real estate.

Ratio of Earnings to Fixed Charges

	Three Months Ended March 31, 2015	Year Ended December 31,
		2014	2013	2012	2011	2010
Ratio of earnings to fixed charges (1)	4.01x	4.21x	2.81x	2.87x	2.54x	2.21x

(1)	For purposes of calculating this ratio, earnings consist of the sum of (i) income from continuing operations before provision for income taxes, (ii) distributed earnings of unconsolidated subsidiaries and (iii) fixed charges, minus (iv) equity income from unconsolidated subsidiaries and (v) income (loss) from continuing operations attributable to non-controlling interests. Fixed charges consist of the sum of (A) portion of rental expense applicable to interest, (B) interest expense and (C) write-off of financing costs.

RISK FACTORS

You should carefully consider the risks described below, the risks described under “Risk Factors” in Part II, Item 1A of the our annual report on Form 10-K for the fiscal year ended December 31, 2014 and our quarterly report on Form 10-Q for the quarterly period ended March 31, 2015, which are incorporated by reference herein, and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the notes. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer.

Risks Relating to the Notes

Our leverage and debt service obligations could harm our ability to operate our business, remain in compliance with debt covenants and make payments on our debt, including the notes.

We are leveraged and have debt service obligations. On January 9, 2015, we entered into an amended and restated credit agreement, which replaced our prior credit agreement. The amended and restated credit agreement provides for a $2.6 billion revolving credit facility and a $500.0 million tranche A term loan facility, with such term loan facility being fully drawn on the closing date of the amended and restated credit agreement. As of March 31, 2015, our total debt, excluding notes payable on real estate (which are generally nonrecourse to us) and warehouse lines of credit (which are recourse only to our wholly-owned subsidiary, CBRE Capital Markets, and are secured by our related warehouse receivables), was approximately $1.8 billion. For the three months ended March 31, 2015, our interest expense was approximately $26.2 million. Our level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay the principal of, or other amounts due in respect of, the notes and our other indebtedness. In addition, we may incur additional debt from time to time to finance strategic acquisitions, investments, joint ventures or for other purposes, subject to the restrictions contained in the documents governing our indebtedness. If we incur additional debt, the risks associated with our leverage, including our ability to service the notes and our other debt, would increase.

We cannot be certain that our earnings will be sufficient to allow us to pay principal and interest on the notes and our other debt and meet our other obligations. If we do not have sufficient earnings, we may be required to seek to refinance all or part of our existing debt, sell assets, borrow more money or sell more securities, none of which we can guarantee that we will be able to do and which, if accomplished, may adversely affect the market price of the notes.

We may not have the ability to raise the funds necessary to finance a change of control offer.

Upon the occurrence of a change of control triggering event, we will be required to offer to repurchase all of the notes. We cannot assure you that there will be sufficient funds available for us to make any required repurchases of the notes upon a change of control. In addition, our credit agreement provides that the occurrence of a change of control constitutes a default. Our failure to purchase tendered notes would constitute a default under the indenture governing the notes, which, in turn, would constitute a default under the credit agreement. See “Description of the Notes—Change of Control Triggering Event.”

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee can be voided, or claims under the subsidiary guarantee may be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it issued its subsidiary guarantee and agreed to repay the indebtedness evidenced by such subsidiary guarantee or, in some states, when payments become due under the subsidiary guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the subsidiary guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

A subsidiary guarantee may also be voided, without regard to the above factors, if a court found that the subsidiary guarantor entered into the subsidiary guarantee with the actual intent to hinder, delay or defraud its creditors.

A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its subsidiary guarantee if the subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void a subsidiary guarantee, you would no longer have a claim against the subsidiary guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.

Each subsidiary guarantee will contain a provision intended to limit the subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may automatically reduce a subsidiary guarantor’s obligations to an amount that may effectively render the subsidiary guarantee of no value and, in any case, this provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

The notes will be effectively subordinated to our secured indebtedness to the extent of the value of the property securing that indebtedness.

The notes will not be secured by any of our or our subsidiaries’ assets. As a result, the notes, and the guarantees given by CBRE Group, Inc. and each of our subsidiaries providing guarantees, will be effectively subordinated to our and such guarantors’ indebtedness with respect to the assets that may secure such indebtedness. As of March 31, 2015, on an as adjusted basis after giving effect to this offering and the release on June 9, 2015 of the collateral formerly securing our senior credit facilities, the notes would have been effectively subordinated to approximately $1.1 billion of senior secured debt (including certain warehouse lines of credit). In addition, our subsidiaries and we may incur additional secured debt in the future and, as a result of this effective subordination, upon a default in payment on, or the acceleration of, any of this secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of our company or a subsidiary, the proceeds from the sale of assets securing our or such subsidiary’s secured indebtedness will be available to pay obligations on the notes and other unsecured obligations only after such secured debt has been paid in full. Consequently, the holders of the notes may receive less, ratably, than the holders of secured debt in the event of our or our subsidiaries’ bankruptcy, insolvency, liquidation, dissolution or reorganization even if those subsidiaries in the future guarantee the notes.

The notes will not be guaranteed by all of our subsidiaries.

The notes will not be guaranteed by a number of our subsidiaries. As a result, if we default on our obligations under the notes, you will not have any claims against any of our subsidiaries that do not provide guarantees of the notes. For the year ended December 31, 2014 and the three months ended March 31, 2015, revenue of our non-guarantor subsidiaries constituted approximately 46% and 44%, respectively, of our consolidated revenues, and operating income of such non-guarantor subsidiaries was approximately $341.7 million and $35.5 million, respectively. As of March 31, 2015, the total assets of such subsidiaries constituted approximately 51% of our consolidated total assets, and the total liabilities of such subsidiaries were $3.0 billion.

We cannot assure you that an active trading market will develop for the notes.

The notes are a new issue of securities with no established trading market. We do not intend to apply to list the notes on any securities exchange or include the notes in any automated quotation system. We have been informed by the underwriters that they intend to make a market in the notes after this offering is completed. However, the underwriters may cease their market-making activities at any time. In addition, the liquidity of the trading market in the notes and the market price quoted for the notes may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the financial performance or prospects of companies in our industry generally. As a result, we cannot assure you that an active trading market will develop or be maintained for the notes. If an active market does not develop or is not maintained, the market price of the notes may decline and the liquidity of the notes may be limited.

Ratings of the notes may affect the market price and marketability of the notes.

Upon issuance, the notes will be rated by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will be issued or remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with the application of the proceeds of this offering or in connection with future events, such as future acquisitions. Holders of notes will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the notes.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the notes will be approximately $         million, after deducting the underwriting discount and estimated offering expenses payable by us. The net proceeds from the sale of the notes will be used for general corporate purposes, including paying a portion of the consideration for the GWS Acquisition.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and capitalization of CBRE Group, Inc. as of March 31, 2015:

•	on an actual basis; and

•	on an as adjusted basis to reflect the estimated net proceeds from the issuance of the notes offered hereby.

All of the long-term debt described below is recourse to CBRE Group, Inc. and certain of its subsidiaries. Long-term debt described below includes revolving credit facilities borrowings, but does not include certain other short-term borrowings, including warehouse lines of credit.

	As of March 31, 2015
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents (1)	$379,028	$

Long-term debt:
Revolving credit facilities (2)	$110,000		$110,000
Senior term loans (including current portion) (3)	500,000		500,000
5.00% Senior Notes due 2023	800,000		800,000
5.25% Senior Notes due 2025	426,819		426,819
Notes offered hereby (4)	—
Other long-term debt (including current portion)	2,819		2,819

Total long-term debt (5)	1,839,638
CBRE Group, Inc. stockholders’ equity	2,259,308		2,259,308

Total capitalization	$4,098,946	$

(1)	Includes cash and cash equivalents of $54.4 million in consolidated funds and other entities, which are not available for general corporate use.
(2)	As of March 31, 2015, taking into account all outstanding borrowings, we had an aggregate of $2.5 billion available under such revolving credit facilities.
(3)	Includes current maturities of term loans of $12.5 million. We are in discussions with lenders about the potential of adding a new $300 million tranche of term loans under our existing senior credit facilities. See “Recent Developments—New Term Loan Proposal” above.
(4)	The notes offered hereby may be issued with original issue discount. The amount shown here does not take into account any original issue discount.
(5)	Excludes $1,065.9 million of aggregate warehouse lines of credit (which are recourse only to our wholly-owned subsidiary CBRE Capital Markets, Inc. and are secured by our related warehouse receivables) and $43.2 million of notes payable on real estate, which are non-recourse to us.

DESCRIPTION OF THE NOTES

CBRE Services, Inc. (“CBRE Services”) will issue the Notes under an Indenture among itself, the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented as of the date of the issue date for the Notes (as supplemented, the “Indenture”).

Certain terms used in this description are defined under the subheading “—Certain Definitions.” In this description, the words “we,” “us,” “our” and “Issuer” refer to CBRE Services and not to any of its subsidiaries. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

The following description is only a summary of the material provisions of the Indenture, which is filed as an exhibit to the Registration Statement of which this prospectus supplement forms a part. We urge you to read the Indenture because it, not this description, defines your rights as holders of these Notes. You may request copies of the Indenture at our address set forth under the heading “Where You Can Find More Information.”

Brief Description of the Notes

These Notes:

•	are unsecured senior obligations of the Issuer;

•	are senior in right of payment to all existing and any future subordinated indebtedness of the Issuer; and

•	will be guaranteed by CBRE Group, Inc. (“Parent”) and each Subsidiary Guarantor on a senior basis.

Principal, Maturity and Interest

The Issuer will issue the Notes initially with a maximum aggregate principal amount of $         million. The Issuer will issue the Notes in denominations of $2,000 and any greater integral multiple of $1,000 in excess thereof. The Notes will mature on                     , 20    . We are permitted to issue more Notes under the Indenture in an unlimited aggregate principal amount (the “Additional Notes”). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase; provided, however, that in the event any Additional Notes are not fungible with the relevant series of Notes for U.S. federal income tax purposes, such nonfungible Additional Notes will be issued with a separate CUSIP number so that they are distinguishable from the relevant series of Notes. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to the Notes include any Additional Notes actually issued.

Interest on these Notes will accrue at the rate of     % per annum and will be payable semiannually in arrears on             and             , commencing on                     , 2016. We will make each interest payment to the holders of record of these Notes on the immediately preceding             and             .

Interest on these Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest payments for the Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the date of maturity, as the case may be.

If an interest payment date, maturity date or redemption date would otherwise be a day that is not a business day, the payment will be made on the next date that is a business day as if it were made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date, maturity date or redemption date, as the case may be, to the date the payment is made.

Optional Redemption

Prior to                     , 20     , we will be entitled, at our option, to redeem all or a portion of the Notes at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon to                 , 20     (not including any portions of payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate. In the case of each of clauses (1) and (2), accrued and unpaid interest, if any, will be payable to, but not including, the date of redemption.

In addition, from and after                 , 20     , we will be entitled, at our option, to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the date of redemption.

Notice of redemption must be mailed by first-class mail (or delivered by electronic transmission in accordance with the applicable procedures of DTC) to each holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date and as provided by the Issuer, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months prior to                     , 20     , yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the date that the applicable redemption notice is first mailed, in each case, plus     %.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to                 , 20    , that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to                     , 20    .

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate definition is applicable, the average of three, or such lesser number as is obtained by the Issuer, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the Issuer.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC and its successors and assigns, HSBC Securities (USA) Inc. and its successors and assigns, Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors and assigns and Wells Fargo Securities, LLC and its successors and assigns; provided, however, that if any of the foregoing shall cease to be at the relevant time a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Issuer shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the Comparable

Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Issuer by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding the date that the applicable redemption notice is first mailed.

Selection and Notice of Redemption

If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate in accordance with the applicable procedures of DTC.

We will redeem Notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail (or delivered by electronic transmission in accordance with the applicable procedures of DTC) at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

No Sinking Fund; Open Market Purchases

We are not required to make any sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the caption “—Change of Control Triggering Event.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Guarantees

Parent and each Subsidiary Guarantor will jointly and severally guarantee, on a senior unsecured basis, our obligations under the Notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty are designed to be limited as necessary to prevent such Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law and, therefore, will be expressly limited to the maximum amount that such Subsidiary Guaranty could guarantee without such Subsidiary Guaranty constituting a fraudulent conveyance. This limitation, however, may not be effective to prevent such Subsidiary Guaranty from constituting a fraudulent conveyance. See “Risk Factors—Risks Relating to the Notes—A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the Notes from relying on that subsidiary to satisfy claims.”

Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guaranty could be reduced to zero. See “Risk Factors—Risks Relating to the Notes—A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the Notes from relying on that subsidiary to satisfy claims.”

The Subsidiary Guaranty of a Subsidiary Guarantor will be released:

(1)	upon the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor;

(2)	upon the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;

(3)	at such time as (a) such Subsidiary Guarantor no longer Guarantees any other Specified Debt of the Issuer or (b) the release or discharge of the guaranty which resulted in the creation of such Subsidiary Guaranty (except a release or discharge by or as a result of payment under such guaranty); provided that such Subsidiary Guarantor would not then otherwise be required to Guarantee the Notes pursuant to the Indenture;

(4)	upon the defeasance of the Notes, as provided under “—Defeasance;” or

(5)	as described under “—Amendments and Waivers,”

in the case of clause (1) or (2), other than to Parent, the Issuer or a Subsidiary of Parent and as permitted by the Indenture. For the avoidance of doubt, the release of the Subsidiary Guaranties of the Subsidiary Guarantors pursuant to clause (3) above shall automatically occur simultaneously with the release of all Guarantees of the Subsidiary Guarantors of other Specified Debt.

Ranking

The indebtedness evidenced by the Notes and the Guaranties will be senior unsecured obligations and will rank pari passu in right of payment with all other unsecured unsubordinated indebtedness of the Issuer or the applicable Guarantor, as the case may be.

As of March 31, 2015, after giving effect to the release on June 9, 2015 of the collateral formerly securing our senior credit facilities, but without giving effect to this offering:

(1)	the Issuer’s unsubordinated indebtedness (including guarantees) was approximately $1.8 billion, none of which was secured indebtedness (including guarantees); and

(2)	the unsubordinated indebtedness (including guarantees) of the Guarantors was approximately $2.9 billion, including $1.1 billion of secured indebtedness (including warehouse lines of credit).

The Notes and the Guaranties are unsecured obligations of the Issuer and the Guarantors, as the case may be. Secured debt and other secured obligations of the Issuer and the Guarantors will be effectively senior to the Notes and the Guaranties to the extent of the value of the assets securing such debt or other obligations.

The Indenture contains no limitations on the amount of additional indebtedness that the Issuer and the Subsidiary Guarantors may incur and therefore the amount of such indebtedness could be substantial and, subject to the limitations set forth in the covenant described under “—Certain Covenants—Limitation on Liens,” such indebtedness may be secured indebtedness.

A substantial portion of our operations is conducted through our Subsidiaries. Subsidiary Guaranties may be released under certain circumstances. In addition, our future Subsidiaries may not be required to guarantee the Notes. Claims of creditors of any non-guarantor Subsidiaries and joint ventures, including trade creditors and creditors holding indebtedness or guarantees issued by such non-guarantor Subsidiaries and joint ventures, and claims of preferred stockholders of such non-guarantor Subsidiaries and joint ventures, generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries and joint ventures over the claims of creditors of the Issuer, including holders of the Notes, even if such claims do not constitute unsubordinated indebtedness. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries and joint ventures.

As of March 31, 2015, our non-guarantor Subsidiaries had total indebtedness of $767.6 million. The Indenture does not limit the incurrence of unsecured Indebtedness by our Subsidiaries. Moreover, the Indenture

does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered indebtedness under the Indenture.

Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, each noteholder shall have the right to require that the Issuer purchase such noteholder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control Triggering Event, unless we have exercised our option to redeem all the Notes as described under “—Optional Redemption,” we will mail (or deliver by electronic transmission in accordance with the applicable procedures of DTC) a notice to each noteholder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)	that a Change of Control Triggering Event has occurred and that such noteholder has the right to require us to purchase such noteholder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of noteholders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the circumstances that constitute such Change of Control Triggering Event;

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent); and

(4)	the instructions, as determined by us, consistent with the covenant described hereunder, that a noteholder must follow in order to have its Notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or if the Issuer has exercised its option to redeem all the Notes pursuant to the provisions described under “—Optional Redemption.”

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control Triggering Event purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer and, thus, the removal of incumbent management. The Change of Control Triggering Event purchase feature is a result of negotiations between the Issuer and the underwriters. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional secured indebtedness are contained in the covenant described under “—Certain Covenants—Limitation on Liens.” Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenant, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

Holders may not be entitled to require us to purchase their Notes in certain circumstances involving a significant change in the composition of our Board of Directors, including in connection with a proxy contest where our Board of Directors does not approve a dissident slate of directors but approves them as continuing directors, even if our Board of Directors initially opposed the directors.

The Credit Agreement provides that the occurrence of certain change of control events with respect to Parent and the Issuer would constitute a default thereunder, and our outstanding senior notes may require us to make an offer to purchase such senior notes upon the occurrence of a Change of Control. Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the purchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to purchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such purchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. See “Risk Factors—Risks Relating to the Notes—We may not have the ability to raise the funds necessary to finance a change of control offer.”

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of such Change of Control Offer.

The phrase “all or substantially all,” as used with respect to the assets of the Issuer in the definition of “Change of Control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” the assets of the Issuer has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear.

The provisions under the Indenture relative to our obligation to make an offer to purchase the Notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

For purposes of this discussion of a repurchase of the Notes following a Change of Control Triggering Event:

A “Change of Control” means the occurrence of any of the following:

(1)

any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that any Person that is deemed to have beneficial ownership of shares solely as the result of being part of a group pursuant to Rule 13d-5(b)(1) shall be deemed not to have beneficial ownership of any shares held by a Permitted Holder forming a part of such group), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer; provided, however, that the Permitted Holders beneficially own (as defined above, except that in the event the Permitted Holders are part of a group pursuant to Rule 13d-5(b)(1), the Permitted Holders shall be deemed not to have beneficial ownership of any shares held by persons other than Permitted Holders forming a part of such group), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Issuer than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as first defined above), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as second defined above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

(2)	individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Issuer was approved by a vote of a majority of the directors of the Issuer then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(3)	the adoption of a plan relating to the liquidation or dissolution of the Issuer; or

(4)	the merger or consolidation of the Issuer with or into another Person or the merger of another Person with or into the Issuer, or the sale of all or substantially all the assets of the Issuer (determined on a consolidated basis) to another Person (other than, in all such cases, a Person that is controlled by the Permitted Holders), other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Issuer immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, the transferee Person becomes the obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) the Issuer is or becomes a direct or indirect wholly-owned Subsidiary of a holding company, (b) such holding company beneficially owns, directly or indirectly, 100% of the Capital Stock of the Issuer and (c) upon completion of such transaction, the ultimate beneficial ownership of the Issuer has not been modified by such transaction.

Certain Covenants

Consolidation, Merger, Sale or Conveyance

(a) The Indenture provides that neither the Issuer nor Parent may consolidate with or merge into any other entity or convey, transfer or lease their properties and assets substantially as an entirety to any entity, unless:

•	the successor or transferee entity, if other than the Issuer or Parent, as the case may be, is a Person (in the case of the Issuer, if such Person is not a corporation, then such successor or transferee shall include a corporate co-issuer) organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by a supplemental indenture executed and delivered to the trustee, in form reasonably satisfactory to the trustee, the due and punctual payment of the principal of, any premium on and any interest on all the outstanding Notes and the performance of every covenant and obligation in the Indenture to be performed or observed by the Issuer or Parent, as the case may be;

•	immediately after giving effect to the transaction, no Event of Default, as defined in the Indenture, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

•

within 30 days of such consolidation, merger, conveyance transfer or lease the Issuer or Parent, as the case may be, has delivered to the trustee an Officer’s Certificate and an Opinion of Counsel, each in the form required by the Indenture and stating that such occurrence and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the foregoing provisions relating to such transaction.

In case of any such consolidation, merger, conveyance or transfer, the successor entity will succeed to and be substituted for the Issuer or Parent, as the case may be, as obligor or guarantor on the Notes, as the case may be, with the same effect as if it had been named in the Indenture as the Issuer or Parent, as the case may be.

(b) No Subsidiary Guarantor may consolidate with or merge into any other entity or convey, transfer or lease their properties and assets substantially as an entirety to any entity, unless:

•	the successor or transferee entity, if not a Subsidiary Guarantor prior to such merger, conveyance, transfer or lease, shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and expressly assumes, by a supplemental indenture, all the obligations of such Subsidiary under its guarantee; provided, however, that the foregoing shall not apply in the case of a Subsidiary Guarantor (x) that has been, or will be as a result of the subject transaction, disposed of in its entirety to another Person (other than to the Issuer, Parent or an affiliate of the Issuer or Parent), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary;

•	immediately after giving effect to the transaction, no Event of Default, as defined in the Indenture, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

•	within 30 days of such consolidation, merger, conveyance transfer or lease the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each in the form required by the Indenture and stating that such occurrence and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the foregoing provisions relating to such transaction.

Limitation on Liens

The Issuer will not, and will not permit any Subsidiary of the Issuer to, create, incur, issue, assume or guarantee any indebtedness for money borrowed (“Debt”) secured by a Lien upon (a) any Property of the Issuer or such Subsidiary, or (b) any shares of Capital Stock issued by any Subsidiary of the Issuer, and owned by the Issuer or any Subsidiary of the Issuer, whether owned on the Issue Date or thereafter acquired, without effectively providing concurrently that the Notes then outstanding under the Indenture are secured equally and ratably with or, at the option of the Issuer, prior to such Debt so long as such Debt shall be so secured.

The foregoing restriction shall not apply to, and there shall be excluded from Debt (or any guarantee thereof) in any computation under such restriction, Debt (or any guarantee thereof) secured by:

(1)	Liens on any property existing at the time of the acquisition thereof;

(2)	Liens on property of a Person existing at the time such Person is merged into or consolidated with the Issuer, Parent or a Subsidiary of the Issuer or at the time of a sale, lease or other disposition of the properties of such Person (or a division thereof) as an entirety or substantially as an entirety to the Issuer or a Subsidiary of the Issuer; provided that any such Lien does not extend to any property owned by the Issuer or any Subsidiary of the Issuer immediately prior to such merger, consolidation, sale, lease or disposition;

(3)	Liens on property of a Person existing at the time such Person becomes a Subsidiary of the Issuer;

(4)	Liens in favor of the Issuer or a Subsidiary of the Issuer;

(5)

Liens to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure Debt incurred to provide funds for any such purpose; provided that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained no later than 360 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property; provided further that such Liens do not extend to any property other than such property subject to acquisition, construction, development or improvement;

(6)	Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments;

(7)	Liens existing on the Issue Date or any extension, renewal, replacement or refunding of any Debt (or any guarantee thereof) secured by a Lien existing on the Issue Date or referred to in clauses (1)-(3) or (5); provided that any such extension, renewal, replacement or refunding of such Debt (or any guarantee thereof) shall be created within 360 days of repaying the Debt (or any guarantee thereof) secured by the Lien referred to in clauses (1)-(3) or (5) and the principal amount of the Debt (or any guarantee thereof) secured thereby and not otherwise authorized by clauses (1)-(3) or (5) shall not exceed the principal amount of Debt (or any guarantee thereof), plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding; provided further that this clause (7) shall not include Liens securing the Credit Agreement or any extension, renewal, replacement or refunding thereof;

(8)	Liens securing hedging obligations entered into in the ordinary course of business;

(9)	Liens on assets of Subsidiaries of the Issuer that are not Guarantors and the capital stock of such Subsidiaries securing Debt (or any guarantee thereof);

(10)	Liens securing Debt (or any guarantee thereof) of the Issuer or any Subsidiary of the Issuer not exceeding the greater of (i) 7.5% of Consolidated Total Assets of the Issuer and $500.0 million in the aggregate at the time of determination;

(11)	Liens securing Non-Recourse Debt or Exempt Construction Loans or guarantees thereof on assets or Capital Stock of Subsidiaries of the Issuer formed solely for the purpose of, and which engage in no business other than the business of making Co-investments;

(12)	Liens on commercial and multi-family residential mortgage loans originated and owned by a Mortgage Banking Subsidiary pursuant to a Mortgage Warehousing Facility; and

(13)	Liens on investments made by the Issuer or any Subsidiary of the Issuer pursuant to a Loan Arbitrage Facility, if such investments were acquired by such Person with the proceeds of Debt borrowed under such Loan Arbitrage Facility.

Notwithstanding the restrictions described above, the Issuer and any Subsidiaries of the Issuer may create, incur, issue, assume or guarantee Debt secured by Liens without equally and ratably securing the Notes then outstanding if, at the time of such creation, incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Debt which is concurrently being retired,

(A)	the aggregate amount of all such Debt secured by Liens which would otherwise be subject to such restrictions (other than any Debt (or any guarantee thereof) secured by Liens permitted as described in clauses (1)-(13) of the immediately preceding paragraph); plus

(B)	all Attributable Debt of the Issuer and the Subsidiaries of the Issuer in respect of Sale/Leaseback Transactions with respect to Properties (with the exception of such transactions that are permitted under clauses (1)-(4) of the first sentence of the first paragraph under “—Limitation on Sale/Leaseback transactions” below)

would not exceed the greater of (x) $3.5 billion and (y) the amount that would cause the Consolidated Secured Debt Ratio to exceed 3.5 to 1.0.

Limitation on Sale/Leaseback Transactions

The Issuer will not, and will not permit any Subsidiary of the Issuer to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

(1)	the Sale/Leaseback Transaction is solely with the Issuer or another Subsidiary of the Issuer;

(2)	the lease is for a period not in excess of 36 months (or which may be terminated by the Issuer or such Subsidiary), including renewals;

(3)	the Issuer or such Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1)-(13) of the second paragraph under the heading “—Limitation on Liens,” without equally and ratably securing the Notes then outstanding under the Indenture, to create, incur, issue, assume or guarantee Debt secured by a Lien on such Property in the amount of the Attributable Debt arising from such Sale/Leaseback Transaction;

(4)	the Issuer or such Subsidiary within 360 days after the sale of such Property in connection with such Sale/Leaseback Transaction is completed, applies an amount equal to the net proceeds of the sale of such Property to (i) the retirement of Notes, other Funded Debt of the Issuer ranking on a parity with the Notes (or the Guarantees of the Notes) or Funded Debt of a Subsidiary of the Issuer or (ii) the purchase of Property; or

(5)	(A) the Attributable Debt of the Issuer and Subsidiaries of the Issuer in respect of such Sale/Leaseback Transaction and all other Sale/Leaseback Transactions entered into after the Issue Date (other than any such Sale/Leaseback Transaction as would be permitted as described in clauses (1)-(4) of this sentence), plus

(B)	the aggregate principal amount of Debt secured by Liens on Properties then outstanding (not including any such Debt secured by Liens described in clauses (1)-(13) of the second paragraph under the heading “—Limitation on Liens”) that do not equally and ratably secure the outstanding Notes (or secure the outstanding Notes on a basis that is prior to other Debt secured thereby), would not exceed the greater of (x) $3.5 billion and (y) the amount that would cause the Consolidated Secured Debt Ratio to exceed 3.5 to 1.0.

Future Guarantors

On the Issue Date, Parent and each of the Issuer’s Subsidiaries that is a guarantor of the Issuer’s Specified Debt will execute and deliver to the Trustee a Guaranty Agreement pursuant to which Parent and each such Subsidiary will fully and unconditionally Guarantee the Notes on an unsecured, senior basis. After the Issue Date, the Issuer will cause each Wholly Owned Domestic Subsidiary of the Issuer that Guarantees any Specified Debt of the Issuer to, within 30 days of the incurrence of such Guarantee, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture. For the avoidance of doubt, if a Foreign Subsidiary is a co-borrower of Debt of the Issuer, and not a Guarantor of such Debt, then it will not be considered a Guarantor of such Debt for purposes of this covenant.

SEC Reports

So long as the Notes are outstanding, at any time that the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer will furnish to the Trustee and make available on the Issuer’s website copies of such annual and quarterly reports and such information, documents and other reports as are required under Sections 13 and 15(d) of the Exchange Act within 15 days after the date such information, documents or other reports were filed with the SEC; provided further, however, that (a) so long as Parent is the Guarantor of the Notes, the reports, information and other documents required to be filed and provided as described hereunder may, at the Issuer’s option, be filed by and be those of Parent rather than the Issuer and (b) in the event that Parent conducts any business or holds any significant assets other than the capital stock of the Issuer at the time of filing and providing any such report, information or other document containing financial statements of Parent, Parent shall include in such report, information or other document summarized financial information (as defined in Rule 1-02(bb) of Regulation S-X promulgated by the SEC) with respect to the Issuer. The Issuer or Parent will be deemed to have furnished such reports, information and documents to the Trustee if the Issuer or Parent has filed such reports, information and documents with the SEC via the EDGAR filing system or has made available such reports, information and documents on its website. The Trustee shall have no responsibility to ensure that such filing has occurred.

Defaults

Each of the following is an Event of Default:

(1)	a default in the payment of interest on the Notes when due, continued for 30 days;

(2)	a default in the payment of principal of any Note when due at its Stated Maturity, upon redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)	the failure by the Issuer, Parent or any Subsidiary Guarantor to comply with its obligations under “—Certain Covenants—Consolidation, Merger, Sale or Conveyance;”

(4)	the failure by the Issuer, Parent or any Subsidiary Guarantor, as the case may be, to comply for 30 days after notice with any of its obligations in the covenants described above under “Change of Control Triggering Event” (other than a failure to purchase Notes) or under “—Certain Covenants” under “—Limitation on Liens,” “—Limitation on Sale/Leaseback Transactions” or “—Future Guarantors;”

(5)	the failure by the Issuer or Parent, as the case may be, to comply for 180 days after notice with any of its obligations in the covenant described above under “—SEC Reports” (provided that, if applicable, failure by the Issuer or Parent to comply with the provisions of Section 314(a) of the Trust Indenture Act will not in itself be deemed a Default or an Event of Default under this Indenture);

(6)	the failure by the Issuer, Parent, or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

(7)	Debt of the Issuer, any Significant Subsidiary or any group of Subsidiary Guarantors that collectively would constitute a Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Debt unpaid or accelerated exceeds $200.0 million (the “cross acceleration provision”);

(8)	certain events of bankruptcy, insolvency or reorganization of the Issuer, any Significant Subsidiary or any group of Subsidiary Guarantors that collectively would constitute a Significant Subsidiary (the “bankruptcy provisions”);

(9)	any final judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by solvent carriers) in excess of $200.0 million is entered against the Issuer, any Significant Subsidiary or any group of Subsidiary Guarantors that collectively would constitute a Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment becoming final and is not discharged, waived or stayed within 10 days after notice (the “judgment default provision”); or

(10)	the Parent Guaranty or a Subsidiary Guaranty of a Significant Subsidiary or a group of Subsidiary Guarantors that collectively would constitute a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guaranty) or Parent or any Significant Subsidiary or any group of Subsidiary Guarantors that collectively would constitute a Significant Subsidiary denies or disaffirms its obligations under its Guaranty.

However, a default under clauses (4), (5), (6) and (9) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified after receipt of such notice. In the event of any Event of Default specified under clause (7), such Event of Default and all consequences thereof (excluding any resulting payment of default, other than as a result of acceleration of Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders, if within 30 days after such Event of Default arose: (a) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (b) the default that is the basis for such Event of Default has been cured.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest, if any, on all the Notes to be due and payable. Upon such declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy;

(3)	such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is actually known to the Trustee, the Trustee must mail (or deliver by electronic transmission in accordance with the applicable procedures of DTC) to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if it determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

(1)	reduce the amount of Notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any Note;

(3)	reduce the principal of or extend the Stated Maturity of any Note;

(4)	reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption;”

(5)	make any Note payable in money other than that stated in the Note;

(6)	impair the right of any holder of the Notes to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(8)	make any change in the ranking or priority of any Note or Guaranty that would materially adversely affect the noteholders; or

(9)	make any change in any Guaranty that would materially adversely affect the noteholders.

Notwithstanding the preceding, without the consent of any holder of the Notes, the Issuer, Parent, the Subsidiary Guarantors and Trustee may amend the Indenture:

(1)	to cure any ambiguity, omission, defect or inconsistency, as evidenced in an Officer’s Certificate;

(2)	to provide for the assumption by a successor Person of the obligations of the Issuer, Parent or any Subsidiary Guarantor under the Indenture;

(3)	to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4)	to add guarantees with respect to the Notes, including any Subsidiary Guaranties, or to secure the Notes;

(5)	to add to the covenants of the Issuer, Parent or any Subsidiary Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Issuer, Parent or any Subsidiary Guarantor;

(6)	to make any change that does not materially adversely affect the rights of any holder of the Notes;

(7)	to comply with any requirement of the SEC in connection with any required qualification of the Indenture under the Trust Indenture Act;

(8)	to conform the text of the Indenture, Guaranties or the Notes to any provision of this “Description of the Notes” to the extent that such provision was intended to be a verbatim recitation of a provision of the Indenture, the Guaranties or the Notes as set forth in an Officer’s Certificate; or

(9)	to amend the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of holders to transfer Notes.

The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, we are required to mail (or deliver by electronic transmission in accordance with the applicable procedures of DTC) to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Neither the Issuer nor any Affiliate of the Issuer may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to all holders and is paid to all holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Transfer

The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

At any time, we may terminate all our and each Guarantor’s obligations under the Notes, the Guaranties and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, at any time we may terminate our obligations under “—Change of Control Triggering Event” and under the covenants described under “—Certain Covenants” (other than the covenant described under “—Consolidation, Merger, Sale or Conveyance”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” above and our Guarantor’s obligations under the Guaranties and the Indenture (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (7), (8) or (9) (with respect only to Significant Subsidiaries or any group of Subsidiary Guarantors that collectively would constitute a Significant Subsidiary) under “—Defaults” above. If we exercise our legal defeasance option or our covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guaranty.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations in an amount sufficient, confirmed, certified or attested by an independent financial advisor, for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including, in the case of legal defeasance only, delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and legal defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

Wells Fargo Bank, National Association is to be the Trustee under the Indenture. We have appointed Wells Fargo Bank, National Association as Registrar and Paying Agent with regard to the Notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, member or stockholder of the Issuer or any Guarantor will have any liability for any obligations of the Issuer or any Guarantor under the Notes, any Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Blum Funds” means (1) Blum Capital Partners, L.P. and its successors and (2) any investment vehicle or account that is an Affiliate of Blum Capital Partners, L.P. or its successors.

“Board of Directors” means the Board of Directors of the Issuer or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day other than a Saturday, Sunday or a day on which commercial banking institutions are authorized or required by law to close in New York City.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain Covenants—Limitation on Liens,” a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-investment” means any investment by the Issuer or any of its Subsidiaries in, or any guarantee by the Issuer or any of its Subsidiaries of the indebtedness of, a Co-investment Vehicle or separate account or investment program managed, operated or sponsored by an Investment Subsidiary.

“Co-investment Vehicle” shall mean an entity (other than a Subsidiary of the Issuer) formed for the purpose of investing principally in real estate related assets or engaging in real estate development.

“Common Stock” shall mean the Class A common stock of Parent.

“Consolidated Net Income” means, for any period, the net income or loss of the Issuer and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded

(a) the income of any such consolidated subsidiary to the extent that the declaration or payment of dividends or similar distributions by such consolidated subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such consolidated subsidiary,

(b) the income or loss of any person accrued prior to the date it becomes a consolidated subsidiary of the Issuer or is merged into or consolidated with the Issuer or any of its consolidated subsidiaries or the date that such person’s assets are acquired by the Issuer or any of its consolidated subsidiaries,

(c) any reduction for charges made in accordance with Financial Accounting Standard No. 142—Goodwill and Other Intangible Assets,

(d) any gains or losses attributable to sales of assets out of the ordinary course of business, and

(e) any net noncash gain or loss resulting in such period from hedging obligations incurred in the ordinary course of business and made in accordance with Financial Accounting Standard No. 815—Derivatives and Hedging;

provided further, however, that Consolidated Net Income for any period shall be increased (i) by cash received during such period by the Issuer or any of its consolidated subsidiaries in respect of commissions receivable (net of related commissions payable to brokers) on transactions that were completed by any acquired business prior to the acquisition of such business and which purchase accounting rules under GAAP would require to be recognized as an intangible asset purchased, (ii) increased, to the extent otherwise deducted in determining Consolidated Net Income for such period, by the amortization of intangibles relating to purchase accounting in connection with any acquisition and (iii) increased (or decreased, as the case may be), in connection with the sale of real estate during such period, to eliminate the effect of purchase price allocations to such real estate resulting from the consummation of any acquisition.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (1)(A) the aggregate amount of Funded Debt of the Issuer and its Subsidiaries then outstanding that is secured by Liens as of such date of determination, less (B) cash and cash equivalents (other than restricted cash) of the Issuer and its Subsidiaries, to (2) EBITDA for the most recent four consecutive fiscal quarters for which internal financial statements of the Issuer are available, in each case with pro forma and other adjustments to each of Funded Debt (which pro forma and other adjustments will be determined in good faith by a responsible financial or accounting officer of the Issuer) and EBITDA to reflect any incurrences or discharges of Funded Debt and any acquisitions or dispositions of businesses or assets since the beginning of such four consecutive fiscal quarter period; provided, however, that for purposes of calculating the amount under clause (1)(A) above on any date of determination, amounts of revolving credit indebtedness committed pursuant to any Credit Facility that may be incurred by the Issuer or its Subsidiaries and which, upon incurrence, will be secured by a Lien, shall be deemed to be outstanding at all times and subsequent borrowings, reborrowings, renewals, replacements and extensions of such revolving credit indebtedness, up to such maximum committed amount, shall not be deemed additional incurrences of Funded Debt requiring calculations under this definition (but subsequent incremental borrowings in connection with increases in such maximum committed amount shall require calculations under this definition or shall otherwise comply with the covenant described under “—Certain Covenants—Limitation on Liens”).

“Consolidated Total Assets” means, as of any date of determination for any Person, the total amount of assets which would appear on a consolidated balance sheet of such Person as of such date.

“Credit Agreement” means the second amended and restated credit agreement among the Issuer, certain Subsidiaries of the Issuer, as borrowers, Parent and certain Subsidiaries of the Issuer, as guarantors, the lenders referred to therein, and Credit Suisse AG, as Administrative Agent and Collateral Agent, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Debt, including an indenture, incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such amended and restated credit agreement or a successor Credit Agreement.

“Credit Facilities” means one or more debt facilities (including the Credit Agreement), commercial paper facilities, securities purchase agreement, indenture or similar agreement, in each case, with banks or other institutional lenders or investors providing for revolving loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables), letters of credit or the issuance of securities, including any related notes, guarantees, collateral documents, instruments and agreement executed in connection therewith, and, in each case, as amended, restated, replaced (whether upon or after termination or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)	matures (excluding any maturities as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder for indebtedness or Disqualified Stock; or

(3)	is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to 91 days after the Stated Maturity of the Notes; provided, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Parent or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent or its Subsidiaries in order to satisfy obligations as a result of such employee’s death or disability; provided further, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of a “change of control” occurring prior to 91 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(1)	the “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “—Change of Control Triggering Event;” and

(2)	any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“EBITDA” for any period means Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of

(i) consolidated interest expense for such period (including deferred financing costs),

(ii) consolidated income tax expense for such period,

(iii) all amounts attributable to depreciation and amortization for such period,

(iv) any expenses or charges related to any Equity Offering, investments, acquisition, disposition, recapitalization or incurrence of any indebtedness (including a refinancing thereof (whether or not successful)), including (A) such fees, expenses or charges related to the offering of the Notes and the Credit Agreement and (B) any amendment or modification of the Notes or the Credit Agreement,

(v) any restructuring expenses for such period,

(vi) any non-recurring fees, expenses or charges for such period representing transaction or integration costs incurred in connection with acquisitions of assets, and

(vii) all other non-cash losses, expenses and charges of Issuer and its Subsidiaries for such period (excluding (x) the write-down of current assets and (y) any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

(viii) any extraordinary loss for such period; minus

(b) without duplication

(i) all cash payments made during such period on account of reserves, restructuring charges and other noncash charges added to Consolidated Net Income pursuant to clause (a)(vii) above in a previous period and

(ii) to the extent included in determining such Consolidated Net Income, any extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP.

“Equity Offering” means any primary offering of Capital Stock of Parent or the Issuer (other than Disqualified Stock) to Persons who are not Affiliates of Parent or the Issuer other than (1) public offerings with respect to the Parent’s Common Stock registered on Form S-8 and (2) issuances upon exercise of options by employees of the Parent or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exempt Construction Loan” means any interim construction loan (or guarantee thereof) of an Investment Subsidiary (1) that is subject to or backed by committed permanent refinancing, or (2) in which such Investment Subsidiary has entered into a lease of the property securing such Exempt Construction Loan (or guarantee thereof) and such lease supports a refinancing of the entire interim construction loan amount based upon prevailing permanent loan terms at the time the interim construction loan is closed. Notwithstanding the foregoing, construction loans (and guarantees thereof) shall cease to be treated as Exempt Construction Loans in the event that any of the following occur: (a) the obligor of such Exempt Construction Loan is in default beyond any applicable notice and cure periods of any obligations under the credit agreement relating to such Exempt Construction Loan; or (b) the underlying real property securing such Exempt Construction Loan has not been sold by a date which is no later than 15 months (unless subject to or backed by committed permanent refinancing, in which case no deadline for the sale of such real property shall apply) after completion of construction.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Subsidiary of such Foreign Subsidiary.

“Funded Debt” means all Debt having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower, but excluding (1) any such Debt owed to the Issuer, Parent or a Subsidiary, (2) Debt of any Mortgage Banking Subsidiary that is non-recourse to the Issuer or any of its Subsidiaries (other than such Mortgage Banking Subsidiary), except to the extent recourse is limited to the assets acquired with the proceeds of, or securing such Debt, (3) Debt under any Mortgage Warehousing Facility, (4) Debt under any Loan Arbitrage Facility, (5) Non-Recourse Debt and (6) Exempt Construction Loans.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)	statements and pronouncements of the Financial Accounting Standards Board;

(3)	such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4)	the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC. Except as otherwise provided herein, all ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

“Guarantor” means Parent and/or a Subsidiary Guarantor.

“Guaranty” means the Parent Guaranty and/or a Subsidiary Guaranty.

“Guaranty Agreement” means the Indenture as of the Issue Date or any supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Guarantor guarantees the Issuer’s obligations with respect to the Notes on the terms provided for in the Indenture.

“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P and the equivalent rating from any replacement Rating Agency.

“Investment Subsidiary” means (1) any Subsidiary engaged principally in the business of buying and holding real estate related assets in anticipation of selling such assets or transferring such assets, which assets may include securities of companies engaged principally in such business, (2) any Subsidiary engaged principally in the business of investment management, including investing in and/or managing entities formed for the purpose of investing principally in real estate related assets and (3) any Subsidiary engaged principally in real estate development and investment activities.

“Issue Date” means                 , 2015.

“Lending Program Securities” means mortgage-backed securities or bonds issued by any Mortgage Banking Subsidiary supported by commercial or multi-family residential mortgage loans originated by a Mortgage Banking Subsidiary and guaranteed by the Government National Mortgage Association, Federal Housing Administration or any other governmental or quasi-governmental agency or enterprise or government-sponsored entity, the proceeds of which securities or bonds are applied by any Mortgage Banking Subsidiary to refinance indebtedness under a Mortgage Warehousing Facility.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof). For the avoidance of doubt, the grant by any Person of a non-exclusive license to use intellectual property owned by, licensed to, or developed by such Person and such license activity shall not constitute a grant by such Person of a Lien on such intellectual property.

“Loan Arbitrage Facility” means a credit facility provided to the Issuer or any of its Subsidiaries by any depository bank in which the Issuer or such Subsidiary, as the case may be, makes deposits, so long as (1) the Issuer or such Subsidiary, as the case may be, applies all proceeds of loans made under such credit facility to purchase certain highly-rated debt instruments considered to be permitted short-term investments under such credit facility, and (2) all such permitted short-term investments purchased by the Issuer or such Subsidiary, as the case may be, with the proceeds of loans thereunder (and proceeds thereof and distributions thereon) are pledged to the depository bank providing such credit facility, and such bank has a first priority perfected security interest therein, to secure loans made under such credit facility.

“Mortgage Banking Subsidiaries” means CBRE Capital Markets, Inc., a Texas corporation, CBRE Capital Markets of Texas, LP, a Texas limited partnership, CBRE Multifamily Capital Inc., a Delaware corporation, CBRE HMF, Inc., a Delaware corporation, CBRE Business Lending, Inc., a Delaware corporation, and any other Subsidiary that is engaged in the origination of mortgage loans in respect of commercial and multi-family residential real property, and the sale or assignment of such mortgage loans and the related mortgages, or the sale of securities issued that are backed by such mortgage loans, to another Person (other than the Issuer or any of its Subsidiaries) in connection with such origination.

“Mortgage Warehousing Facility” means (1) a credit facility provided by any bank or other financial institution extended to any Mortgage Banking Subsidiary pursuant to which such lender makes loans to such Mortgage Banking Subsidiary, the proceeds of which loans are applied by such Mortgage Banking Subsidiary to fund commercial mortgage loans originated and owned by any Mortgage Banking Subsidiary subject to a commitment (subject to customary exceptions) to purchase such mortgage loans or mortgage-backed securities in respect thereof by (a) the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, commercial lenders approved to provide mortgage loans under the U.S. Small Business Administration’s 504 loan programs or any other governmental or quasi-federal governmental agency or enterprise or government-sponsored entity or (b) any other commercial conduit lender, in each case so long as (i) loans made by such lender to such Mortgage Banking Subsidiary thereunder are secured by a pledge of commercial and multi-family residential mortgage loans made by any Mortgage Banking Subsidiary with the proceeds of such loans, and such lender has a perfected first priority security interest therein, to secure loans made under such credit facility and (ii) in the case of loans to be sold to a commercial conduit lender, the related indebtedness of the Mortgage Banking Subsidiary does not exceed a term of 120 days or a loan to value of 80%, and (2) any other credit facility provided by any bank or other financial institution extended to any Mortgage Banking Subsidiary pursuant to which such lender makes loans to such Mortgage Banking Subsidiary, the proceeds of which loans are applied by such Mortgage Banking Subsidiary to fund commercial or multi-family residential mortgage loans originated by any Mortgage Banking Subsidiary, so long as such loans to any Mortgage Banking Subsidiary are repaid by such Mortgage Banking Subsidiary to such lender with the proceeds of the sale or issuance of Lending Program Securities.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-Recourse Debt” means Debt of, or guarantees by, an Investment Subsidiary; provided, however, that (1) such Debt is incurred solely in relation to the investment or real estate development activities of such Investment Subsidiary and (2) such Debt is not guaranteed by, or otherwise recourse to Parent, the Issuer or any Subsidiary of the Issuer other than an Investment Subsidiary (subject to customary environmental indemnities or completion or budget guarantees, and subject to customary exclusions from liability by lenders in non-recourse financing transactions secured by real property (including by means of separate indemnification agreements or carve-out guarantees)); provided further that, if any such Debt is partially guaranteed by or otherwise recourse to Parent, the Issuer or any Subsidiary of the Issuer other than an Investment Subsidiary, the portion of such Debt not so guaranteed or recourse shall be “Non-Recourse Debt” hereunder.

“Officer” means the chairman of the board of directors, the chief executive officer, the president, the chief financial officer, any executive vice president, senior vice president or vice president, the treasurer or any assistant treasurer or the secretary or any assistant secretary of Parent or the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of Parent or the Issuer, as the case may be, by an Officer of Parent or the Issuer, respectively, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion signed by legal counsel, who may be an employee of or counsel to Parent or the Issuer, satisfactory to the Trustee.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the ratings agency business thereof.

“Parent” means CBRE Group, Inc., a Delaware corporation, and its successors.

“Parent Guaranty” means the Guarantee by Parent of the Issuer’s obligations with respect to the Notes contained in the Indenture.

“Permitted Holders” means (1) the Blum Funds, (2) any member of senior management of the Issuer on the Issue Date and (3) Parent.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Property” means any property or asset, whether real, personal or mixed, including current assets and shares of capital stock, but excluding deposit accounts, owned on the Issue Date or thereafter acquired by the Issuer or any Subsidiary.

“Rating Agencies” means (1) each of S&P and Moody’s; and (2) if either S&P or Moody’s (or any replacement agency therefor contemplated below) ceases to provide ratings services to issuers or investors generally, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of our board of directors) to act as a replacement agency for S&P or Moody’s (or any previous replacement agency), as the case may be.

“Rating Event” means the ratings of the Notes are lowered by both of the Rating Agencies and the Notes are rated below an Investment Grade Rating by both of the Rating Agencies, on any day during the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public announcement of the occurrence of a Change of Control or the intentions of the Issuer to effect a Change of Control and ending 60 days following the consummation of such Change of Control.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Debt in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Sale/Leaseback Transaction” means an arrangement relating to Property owned by the Issuer or a Subsidiary of the Issuer on the Issue Date or thereafter acquired by the Issuer or a Subsidiary of the Issuer whereby the Issuer or a Subsidiary of the Issuer transfers such property to a Person and the Issuer of a Subsidiary of the Issuer leases it from such Person.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the ratings agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary of the Issuer that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Specified Debt” means Debt in an aggregate principal amount exceeding $200.0 million.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or

(3)	one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Subsidiary of the Issuer that executes the Indenture as a guarantor on the Issue Date and each other Subsidiary of the Issuer that thereafter guarantees the Notes pursuant to the terms of the Indenture.

“Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Issuer’s obligations with respect to the Notes.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned” means, with respect to any Subsidiary of a Person, 100% of the Capital Stock of such person (other than director’s qualifying shares) shall at the time be owned by such Person and other Wholly Owned Subsidiaries.

Book-Entry, Delivery and Form

Except as set forth below, Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds.

The Notes initially will be represented by one or more temporary global notes in registered form without interest coupons (collectively, the “Global Notes”).

The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A. /N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the indenture, the Issuer and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, none of the Issuer, neither the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf of delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuer, the Trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes and DTC fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2)	the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes under prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Same Day Settlement and Payment

The Issuer will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. The Issuer will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations of the purchase, ownership and disposition of the notes as of the date hereof.

Except where noted, this summary deals only with notes that are purchased upon original issuance at their initial offering price and are held as capital assets, and does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a pass-through entity or a person who is an investor in a pass-through entity; or

•	a U.S. Holder (as defined below) whose “functional currency” is not the U.S. dollar.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and U.S. Treasury regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. The discussion below assumes that the notes will be classified for U.S. federal income tax purposes as our indebtedness and you should note that in the event of an alternative characterization, the tax consequences would differ from those discussed below.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisors.

This summary does not represent a detailed description of the U.S. federal income tax consequences to you in light of your particular circumstances and does not address the effects of the Medicare net investment income tax or any state, local or non-U.S. tax laws. If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership of the notes, as well as any consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

The following is a summary of certain U.S. federal tax consequences that will apply to you if you are a U.S. Holder of the notes.

“U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Payments of Interest

Except as set forth below, interest on a note generally will be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

Sale, Exchange and Retirement of Notes

Your tax basis in a note will, in general, be your cost for that note. Upon the sale, exchange, retirement or other disposition of a note, you will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued and unpaid qualified stated interest, which will be taxable as interest income for U.S. federal income tax purposes to the extent not previously included in income) and the adjusted tax basis of the note. Such gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following is a summary of certain U.S. federal tax consequences that will apply to you if you are a “Non-U.S. Holder” of notes. “Non-U.S. Holder” means a beneficial owner of a note, other than a partnership, that is not a U.S. Holder (as defined under “—U.S. Holders” above).

Special rules may apply to you if you are subject to special treatment under the Code, including if you are a “controlled foreign corporation,” a “passive foreign investment company,” or a U.S. expatriate. If you are such a Non-U.S. Holder, you should consult your own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to you.

Payments of Interest

Subject to the discussion below concerning backup withholding and FATCA, U.S. federal withholding tax will not apply to any payment of interest on a note under the “portfolio interest” rule, provided that:

•	interest paid on the note is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•	either (a) you provide your name and address on the applicable Internal Revenue Service (“IRS”) Form W-8, and certify, under penalties of perjury, that you are not a U.S. person or (b) you hold your notes through certain financial intermediaries and satisfy the certification requirements of applicable U.S. Treasury regulations. Special certification rules apply to Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of interest made to you will be subject to a 30% U.S. federal withholding tax unless you provide us or our paying agent, as the case may be, with a properly executed (1) IRS Form W-8BEN or W-8BEN-E claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the U.S. (as discussed below under “—Effectively Connected Income”). Alternative documentation may be applicable in certain situations. The 30% U.S. federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other disposition of a note.

Effectively Connected Income

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), you will be subject to U.S. federal income tax on such interest on a net income basis (although you will be exempt from the 30% U.S. federal withholding tax, provided the certification requirements discussed above in “—Non-U.S. Holders—Payments of Interest” are satisfied) in the same manner as if you were a U.S. person. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of such interest, subject to adjustments.

Sale, Exchange and Retirement of Notes

Subject to the discussion below concerning backup withholding and FATCA withholding, any gain realized on the disposition of a note generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected to your conduct of a trade or business in the Unites States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of such disposition, and certain other conditions are met.

Information Reporting and Backup Withholding

U.S. Holders

In general, information reporting requirements will apply to certain payments of principal, interest and premium paid on notes and to the proceeds of sale or other disposition of a note (including redemption or retirement) made to you unless you are an exempt recipient. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or a certification of exempt status, or if you fail to report dividend and interest income in full.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. Holders

Information reporting will also generally apply to payments of interest made to you and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, backup withholding will not apply to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person and we have received from you the statement described above in the fifth bullet point under “—Non-U.S. Holders—Payments of Interest.”

In addition, no information reporting or backup withholding will be required regarding the proceeds of a sale of our notes within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person, or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

The Foreign Account Tax Compliance Act, or FATCA

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any interest income paid on the notes and, for a disposition of a note occurring after December 31, 2016, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Non-U.S. Holders—Payments of Interest,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisor regarding these rules and whether they may be relevant to your ownership and disposition of notes.

UNDERWRITING

J.P. Morgan Securities LLC, HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and Credit Suisse Securities (USA) LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriters	Principal Amount of Notes
J.P. Morgan Securities LLC	$
HSBC Securities (USA) Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC
Credit Suisse Securities (USA) LLC
Mitsubishi UFJ Securities (USA), Inc.
RBS Securities Inc.
Scotia Capital (USA) Inc.

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or, under certain circumstances, the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The expenses of the offering, not including the underwriting discount, are estimated at $1.9 million and are payable by us.

Discounts

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed     % of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed     % of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us

Per note		%

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so, and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that prior to the closing of this offering we will not, without first obtaining the prior written consent of the representatives, directly or indirectly issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. J.P. Morgan Securities LLC, HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Credit Suisse Securities (USA) LLC, Mitsubishi UFJ Securities (USA), Inc., RBS Securities Inc. and Scotia Capital (USA) Inc. were underwriters in connection with our offering of our 5.25% Senior Notes due 2025. Credit Suisse Securities (USA) LLC was the sole underwriter in connection with the tack-on offering of our 5.25% Senior Notes due 2025. HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities LLC, Credit Suisse Securities (USA) LLC, Mitsubishi UFJ Securities (USA), Inc., RBS Securities Inc. and Scotia Capital (USA) Inc. were underwriters in connection with our offering of our 5.00% Senior Notes due 2023. Affiliates of RBS Securities Inc. provide cash management services to certain of our European and Asian operations and also act as counterparties on interest rate swap transactions. Affiliates of HSBC Securities (USA) Inc. have provided a Euro cash pool loan for our European operations. Affiliates of J.P. Morgan Securities LLC, HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Credit Suisse Securities (USA) LLC, Mitsubishi UFJ Securities (USA), Inc., RBS Securities Inc. and Scotia Capital (USA) Inc. were joint lead arrangers for and are lenders under our credit agreement. Credit Suisse AG, an affiliate of Credit Suisse Securities (USA) LLC, is the administrative agent and a lender under our credit agreement and has received customary compensation in such capacities. In addition, Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, acts as trustee under the indentures governing our existing senior notes and is expected to act as trustee under the indenture governing the notes offered hereby. An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is serving as a financial advisor to JCI in connection with the GWS Acquisition and will receive a customary advisory fee from JCI.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of our affiliates or ours. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge and it is likely that certain of the underwriters or their affiliates will seek to reduce, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Sales Outside the United States

The notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State no offer of notes which are the subject of the offering contemplated by this prospectus may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the Issuer for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall result in a requirement for the Issuer or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or a supplemental prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of new notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of new notes. Accordingly any person making or intending to make an offer in that Relevant Member State of new notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. No underwriter nor we have authorized, nor do they authorize, the making of any offer of new notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

In the United Kingdom, this prospectus and any other material in relation to the notes described herein are being distributed only to, and are directed only at, persons who are “qualified investors” (as defined in the Prospectus Directive) who are (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute them, all such persons together being referred to as “Relevant Persons”. The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, Relevant Persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus or its contents. The notes are not being offered to the public in the United Kingdom.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Settlement

It is expected that delivery of the notes will be made against payment therefor on or about                 , 2015, which will be the fifth business day following the date of this prospectus supplement (such settlement cycle being herein referred to as T+5). Purchasers of notes should be aware that the ability to settle secondary market trades of the notes effected on the date of this prospectus supplement and the next succeeding business day may be affected by the T+5 settlement. Accordingly, purchasers who wish to trade the notes on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

LEGAL MATTERS

The validity of the notes being offered will be passed upon for us by Simpson Thacher & Bartlett LLP, Palo Alto, California. In rendering its opinion, Simpson Thacher & Bartlett LLP will rely upon opinions of Winstead PC, Houston, Texas, as to all matters governed by the laws of the state of Texas, Quarles & Brady LLP, Milwaukee, Wisconsin, as to all matters governed by the laws of the state of Wisconsin and Brownstein Hyatt Farber Schreck, LLP, Las Vegas, Nevada, as to all matters governed by the laws of the state of Nevada. Certain legal matters in connection with the offering will be passed upon for us by Wragge Lawrence Graham & Co LLP, London, United Kingdom. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedules of CBRE Group, Inc. and subsidiaries as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein and in the registration statement (of which this prospectus supplement forms a part) in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

CBRE Group, Inc. Debt Securities Guarantees of Debt Securities and Warrants Class A Common Stock Preferred Stock Depositary Shares Warrants Units	CBRE Services, Inc. Debt Securities Guarantees of Debt Securities and Warrants Units

This prospectus relates to the sale from time to time in one or more offerings of:

•	debt securities of CBRE Group, Inc. or CBRE Services, Inc., which may be senior debt securities, senior subordinated debt securities or subordinated debt securities;

•	Class A common stock of CBRE Group, Inc.;

•	preferred stock of CBRE Group, Inc.;

•	depositary shares representing fractional interests in preferred stock of CBRE Group, Inc.;

•	warrants to purchase any equity or debt securities of CBRE Group, Inc.;

•	warrants to purchase any debt securities of CBRE Services, Inc.; or

•	units, comprised of two or more of any of the securities referred to herein, in any combination.

Debt securities and warrants issued by CBRE Group, Inc. may be guaranteed by CBRE Services, Inc. and certain of our other wholly-owned subsidiaries. Debt securities and warrants issued by CBRE Services, Inc. may be guaranteed by CBRE Group, Inc. and certain of our wholly-owned subsidiaries.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement. We will not receive any proceeds from the securities sold by any selling securityholder.

When securities are offered under this prospectus, we will provide you with a prospectus supplement describing the specific securities being offered, the manner in which they are being offered and the offering price of the securities. The securities may be offered separately or together in any combination or as a separate series. You should read this prospectus and any accompanying prospectus supplement carefully before you invest. We or any selling securityholder may sell these securities to or through underwriters, and also to other purchasers or through dealers or agents, or through any combination of those methods, on a continuous or delayed basis. The names of the underwriters and selling securityholders, if any, will be set forth in the accompanying prospectus supplement.

Our Class A common stock is listed on the New York Stock Exchange (Symbol: CBG).

Investing in our securities involves risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” on page 6 contained in this prospectus, the applicable prospectus supplement and any related free writing prospectus and under similar headings in the other documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 19, 2014

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or SEC. By using a shelf registration statement, we or any of the selling securityholders may sell, at any time and from time to time over the next three years, in one or more offerings, any combination of the securities described in this prospectus.

This prospectus provides you with a general description of the securities that we or any of the selling securityholders may offer. Each time we or the selling securityholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered and information regarding the selling securityholders, if any. The prospectus supplements may also add, update or change information contained in this prospectus. The exhibits to the registration statement of which this prospectus is a part contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we or any of the selling securityholders may offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information” below.

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplements or any related free writing prospectus filed with the SEC. We have not authorized any other person to provide you with different information. No offer to sell these securities will be made in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference in this prospectus is accurate only as of the date on the cover page. Our business, financial condition, results of operations and prospectus may have changed since that date.

In this prospectus, the terms “we,” “us,” and “our” refer to CBRE Group, Inc. and include all of its consolidated subsidiaries, unless the context requires otherwise. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website http://www.sec.gov. You may also read and obtain copies of any document we file at the SEC by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

Our Class A common stock is listed on the New York Stock Exchange (symbol: CBG), and reports, proxy statements and other information concerning us can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Our Internet website at http://www.cbre.com contains information concerning us. We routinely use our website as a channel of distribution for our information, including financial and other material information. On the Investor Relations page of that website, we provide access to all of our SEC filings free of charge, as soon as reasonably practicable after filing with the SEC. The information at our Internet website is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus.

Incorporation by Reference

We will “incorporate by reference” information into this prospectus by disclosing important information to you by referring you to another document that is filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us.

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2013, as amended by Amendment No. 1 on Form 10-K/A to such annual report filed on September 23, 2014;

•	Our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2014, June 30, 2014 and September 30, 2014;

•	Our current reports on Form 8-K, filed on February 27, 2014, May 19, 2014, September 26, 2014, October 27, 2014 and December 12, 2014;

•	Those portions of our definitive Proxy Statement for the 2014 Annual Meeting of Stockholders that are incorporated by reference in our Form 10-K for the fiscal year ended December 31, 2013; and

•

The description of our Class A common stock which appears in our registration statement for the registration of our Class A common stock under Section 12(b) of the Securities Act of 1934, as amended, including any amendment or report filed to update the description therein.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus; provided, however, that nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing to us at:

Investor Relations

CBRE Group, Inc.

200 Park Avenue, 17th Floor

New York, New York 10016

E-mail: investorrelations@cbre.com

FORWARD LOOKING STATEMENTS

This prospectus and any prospectus supplement includes or incorporates by reference forward-looking statements. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. The words “anticipate,” “believe,” “could,” “should,” “propose,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases are used in this prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus to identify forward-looking statements. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

These forward-looking statements are made based on our management’s expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. These uncertainties and factors could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements.

The following factors are among those, but are not only those, that may cause actual results to differ materially from the forward-looking statements:

•	disruptions in general economic and business conditions, particularly in geographies where our business may be concentrated;

•

volatility and disruption of the securities, capital and credit markets, interest rate increases, the cost and availability of capital for investment in real estate, clients’ willingness to make real estate or long-term contractual commitments and other factors affecting the value of real estate assets, inside and outside the United States;

•	our ability to control costs relative to revenue growth;

•	our ability to retain and incentivize producers;

•	our ability to identify, acquire and integrate synergistic and accretive businesses;

•	costs and potential future capital requirements relating to businesses we may acquire;

•	integration challenges arising out of companies we may acquire;

•	increases in unemployment and general slowdowns in commercial activity;

•	variations in historically customary seasonal patterns that cause our business not to perform as expected;

•	trends in pricing and risk assumption for commercial real estate services;

•	our ability to diversify our revenue model to offset cyclical economic trends in the commercial real estate industry;

•	foreign currency fluctuations;

•	our ability to attract new user and investor clients;

•	our ability to retain major clients and renew related contracts;

•	a reduction by companies in their reliance on outsourcing for their commercial real estate needs, which would affect our revenues and operating performance;

•	client actions to restrain project spending and reduce outsourced staffing levels;

•	changes in tax laws in the United States or in other jurisdictions in which our business may be concentrated that reduce or eliminate deductions or other tax benefits we receive;

•

changes in international law (including anti-corruption, anti-money laundering and trade control law), particularly in Russia, Eastern Europe and the Middle East, due to the rising level of political instability in those regions;

•	our ability to maintain our effective tax rate at or below current levels;

•	our ability to compete globally, or in specific geographic markets or business segments that are material to us;

•	our ability to leverage our global services platform to maximize and sustain long-term cash flow;

•	our ability to maintain EBITDA margins that enable us to continue investing in our platform and client service offerings;

•	our exposure to liabilities in connection with real estate advisory and property management activities and our ability to procure sufficient insurance coverage on acceptable terms;

•	declines in lending activity of Government Sponsored Enterprises, regulatory oversight of such activity and our mortgage servicing revenue from the U.S. commercial real estate mortgage market;

•

our ability to manage fluctuations in net earnings and cash flow, which could result from poor performance in our investment programs, including our participation as a principal in real estate investments;

•

the ability of our Global Investment Management business to maintain and grow assets under management and achieve desired investment returns for our investors, and any potential related litigation, liabilities or reputational harm possible if we fail to do so;

•

our ability to comply with laws and regulations related to our global operations, including real estate licensure, labor and employment laws and regulations, as well as the anti-corruption laws and trade sanctions of the U.S. and other countries;

•	our leverage and our ability to perform under our credit facilities;

•	liabilities under guarantees, or for construction defects, that we incur in our Development Services business;

•	the ability of CBRE Capital Markets to periodically amend, or replace, on satisfactory terms, the agreements for its warehouse lines of credit;

•	the effect of significant movements in average cap rates across different property types;

•	the effect of implementation of new accounting rules and standards; and

•

the other factors described elsewhere in this prospectus or in any document incorporated by reference herein, including our annual report on Form 10-K, our quarterly reports on Form 10-Q and other documents or reports we will file with the SEC.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. Additional information concerning these and other risks and uncertainties is contained in our other periodic filings with the SEC that are incorporated by reference in this prospectus.

THE COMPANY

We are the world’s largest commercial real estate services and investment firm, based on 2013 revenue, with leading full-service operations in major metropolitan areas throughout the world. We offer a full range of services to occupiers, owners, lenders and investors in office, retail, industrial, multifamily and other types of commercial real estate. As of December 31, 2013, excluding independent affiliates, we operated in approximately 350 offices worldwide, with approximately 44,000 employees providing commercial real estate services under the “CBRE” brand name, investment management services under the “CBRE Global Investors” brand name and development services under the “Trammell Crow” brand name. Our business is focused on several competencies, including commercial property and corporate facilities management, tenant/occupier and property/agency leasing, property sales, real estate investment management, valuation, commercial mortgage origination and servicing, capital markets (structured finance and debt) solutions, development services and proprietary research. We generate revenues from management fees on a contractual and per-project basis, and from commissions on transactions. Our contractual, fee-for-services businesses, which generally involve facilities management, property management, mortgage loan servicing and investment management, represented approximately 41% of our 2013 revenue.

We generated revenue from a well-balanced, highly diversified base of clients. In 2013, our client roster included approximately 85 of the Fortune 100 companies, and consisted of firms in a broad range of industries.

Property owners, occupiers and investors continue to consolidate their needs with fewer service providers, and are awarding their business to firms that have strong capabilities across major markets and service disciplines. We believe we are well positioned to capture a growing and disproportionate share of the business being awarded as a result of these trends.

In 2014, we were the highest ranked commercial real estate services company among the Fortune Most Admired Companies, and we ranked seventh on the Barron’s 500, which measures companies on growth and financial performance. We have been the only commercial real estate services company included in the S&P 500 since 2006, and in the Fortune 500 since 2008. Additionally, the International Association of Outsourcing Professionals has included us among the top 100 global outsourcing companies across all industries for nine consecutive years. In 2014, they ranked us as a top three outsourcing services provider globally and we were the highest ranked commercial real estate services company in this survey.

Our principal executive offices are located at 400 South Hope Street, 25th Floor, Los Angeles, California 90071, and our telephone number is (213) 613-3333.

RISK FACTORS

Our business is subject to uncertainties and risks. Before deciding whether to purchase any of our securities, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other filings we make with the SEC. Our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks and could result in a partial or complete loss of your investment.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the historical ratio of our earnings to our fixed charges for the periods indicated. As we have no shares of preferred stock outstanding as of the date of this prospectus and have not paid any dividends on preferred stock in the periods presented, no ratio of earnings to combined fixed charges and preferred stock dividends is presented.

	Nine Months Ended September 30, 2014	Year Ended December 31,
		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges(1)	3.53x	2.81x	2.87x	2.54	2.21x	1.39x

(1)	For purposes of calculating this ratio, earnings consist of the sum of (i) income (loss) from continuing operations before income taxes, (ii) distributed earnings of unconsolidated subsidiaries and (iii) fixed charges, minus (iv) equity income (loss) from unconsolidated subsidiaries and (v) income (loss) from continuing operations attributable to non-controlling interests. Fixed charges consist of the sum of (i) portion of rental expense applicable to interest, (ii) interest expense and (iii) write-off of financing costs.

USE OF PROCEEDS

Except as may be described otherwise in a prospectus supplement, we will add the net proceeds from any sale of securities to which this prospectus relates to our general funds and will use them for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, additions to working capital, capital expenditures, investments in our subsidiaries and co-investments in our investment funds.

We may designate a specific allocation of the net proceeds of an offering of securities by us to a specific purpose, if any, at the time of the offering and will describe any allocation in the related prospectus supplement. Net proceeds may be temporarily invested prior to use.

We will not receive any of the proceeds from the sale of the securities to which this prospectus relates that are offered by any selling securityholders.

GENERAL DESCRIPTION OF SECURITIES THAT MAY BE SOLD

This prospectus contains summary descriptions of the debt securities, Class A common stock, preferred stock, depositary shares, warrants and units that we and any securityholder may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement.

DESCRIPTION OF THE DEBT SECURITIES

We have summarized below general terms and conditions of the debt securities or guarantees of debt securities that CBRE Group, Inc. or CBRE Services, Inc. may offer and sell pursuant to this prospectus, or the guarantees in respect of debt securities of certain of our subsidiary guarantors. The debt securities (and any associated guarantees) will either be senior debt securities, senior subordinated debt securities or subordinated debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms and conditions of the series in a prospectus supplement to this prospectus, including the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. We will also indicate in the applicable prospectus supplement whether the general terms and conditions described in this prospectus apply to the series of debt securities. In addition, the terms and conditions of the debt securities of a series may be different in one or more respects from the terms and conditions described below. If so, those differences will be described in the applicable prospectus supplement. We may, but need not, describe any additional or different terms and conditions of such debt securities in an annual report on Form 10-K, a quarterly report on Form 10-Q or a current report on Form 8-K filed with the SEC, the information in which would be incorporated by reference in this prospectus and such report will be identified in the applicable prospectus supplement.

We will issue the debt securities in one or more series under indentures among CBRE Group, Inc., CBRE Services, Inc., subsidiary guarantors named therein, and Wells Fargo Bank, National Association, as trustee. The following summary of provisions of the indentures does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indentures, including definitions therein of certain terms.

This summary may not contain all of the information that you may find useful.

The terms and conditions of the debt securities of each series will be set forth in those debt securities and in the applicable indenture. For a comprehensive description of any series of debt securities being offered to you pursuant to this prospectus, you should read both this prospectus and the applicable prospectus supplement.

We have filed the forms of the indentures as exhibits to the registration statement of which this prospectus forms a part. A form of each debt security, reflecting the specific terms and provisions of that series of debt securities, will be filed with the SEC in connection with each offering and will be incorporated by reference in the registration statement of which this prospectus forms a part.

You may obtain a copy of the indentures and any form of debt security that has been filed in the manner described under “Where You Can Find More Information.” Capitalized terms used and not defined in this summary have the meanings specified in the indenture. For purposes of this section of this prospectus, references to “we,” “us” and “our” are to either CBRE Group, Inc. or CBRE Services, Inc. (depending on the applicable issuer of debt securities) and not to any of their respective subsidiaries. References to the “applicable prospectus supplement” are to the prospectus supplement to this prospectus that describes the specific terms and conditions of a series of debt securities.

General

We may offer the debt securities from time to time in as many distinct series as we may determine. All debt securities will be our senior obligations, senior subordinated obligations or subordinated obligations, as the case may be.

The indentures do not limit the amount of debt securities that we may issue under such indentures. We may, without the consent of the holders of the debt securities of any series, issue additional debt securities ranking equally with, and otherwise similar in all respects to, the debt securities of the series (except for the public offering price and the issue date) so that those additional debt securities will be consolidated and form a single series with the debt securities of the series previously offered and sold under a particular indenture.

The debt securities of each series will be issued in fully registered form without interest coupons. We currently anticipate that the debt securities of each series offered and sold pursuant to this prospectus will be issued as global debt securities as described under “—Book-Entry; Delivery and Form; Global Securities” and will trade in book-entry form only.

Debt securities denominated in U.S. dollars will be issued in denominations of $2,000 and any integral multiple of $1,000 in excess thereof, unless otherwise specified in the applicable prospectus supplement. If the debt securities of a series are denominated in a foreign or composite currency, the applicable prospectus supplement will specify the denomination or denominations in which those debt securities will be issued.

Unless otherwise specified in the applicable prospectus supplement, we will repay the debt securities of each series at 100% of their principal amount, together with accrued and unpaid interest thereon at maturity, except if those debt securities have been previously redeemed or purchased and cancelled.

Unless otherwise specified in the applicable prospectus supplement, the debt securities of each series will not be listed on any securities exchange.

Provisions of Indentures

The indentures provide that debt securities may be issued under such indentures from time to time in one or more series. For each series of debt securities, this prospectus and the applicable prospectus supplement will describe the following terms and conditions of that series of debt securities:

•	the title of the series;

•	the maximum aggregate principal amount, if any, established for debt securities of the series;

•	whether the debt securities of the series will rank as senior securities, senior subordinated securities or subordinated securities or any combination thereof and the terms of such subordination;

•

the person to whom any interest on a debt security of the series will be payable, if other than the person in whose name that debt security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for such interest;

•	the date or dates on which the principal of any debt securities of the series will be payable or the method used to determine or extend those dates;

•

the rate or rates at which any debt securities of the series will bear interest, if any, the date or dates from which any such interest will accrue, the interest payment dates on which any such interest will be payable and the regular record date for any such interest payable on any interest payment date;

•	the place or places where the principal of and premium, if any, and interest on any debt securities of the series will be payable and the manner in which any payment may be made;

•

the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at our option and, if other than by a board resolution, the manner in which any election by us to redeem the debt securities will be evidenced;

•

our obligation or right, if any, to redeem or purchase any debt securities of the series pursuant to any sinking fund or at the option of the holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series will be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof, the denominations in which any debt securities of the series will be issuable;

•

if the amount of principal of or premium, if any, or interest on any debt securities of the series may be determined with reference to a financial or economic measure or index or pursuant to a formula, the manner in which such amounts will be determined;

•

if other than U.S. dollars, the currency, currencies or currency units in which the principal of or premium, if any, or interest on any debt securities of the series will be payable and the manner of determining the equivalent thereof in U.S. dollars for any purpose;

•

if the principal of or premium, if any, or interest on any debt securities of the series is to be payable, at our election or the election of the holder thereof, in one or more currencies or currency units other than that or those in which such debt securities are stated to be payable, the currency, currencies or currency units in which the principal of or premium, if any, or interest on such debt securities as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount will be determined);

•

if other than the entire principal amount thereof, the portion of the principal amount of any debt securities of the series which will be payable upon declaration of acceleration of the maturity thereof pursuant to the indenture;

•

if the principal amount payable at the stated maturity of any debt securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be the principal amount of such debt securities as of any such date for any purpose thereunder or hereunder, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount will be determined);

•

if other than by a board resolution, the manner in which any election by us to defease any debt securities of the series pursuant to the indenture will be evidenced; whether any debt securities of the series other than debt securities denominated in U.S. dollars and bearing interest at a fixed rate are to be subject to the defeasance provisions of the indenture; or, in the case of debt securities denominated in U.S. dollars and bearing interest at a fixed rate, if applicable, that the debt securities of the series, in whole or any specified part, will not be defeasible pursuant to the indenture;

•

if applicable, that any debt securities of the series will be issuable in whole or in part in the form of one or more global securities and, in such case, the respective depositaries for such global securities and the form of any legend or legends which will be borne by any such global securities, and any circumstances in which any such global security may be exchanged in whole or in part for debt securities registered, and any transfer of such global security in whole or in part may be registered, in the name or names of persons other than the depositary for such global security or a nominee thereof;

•

any addition to, deletion from or change in the events of default applicable to any debt securities of the series and any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable;

•	any addition to, deletion from or change in the covenants applicable to debt securities of the series;

•

if the debt securities of the series are to be convertible into or exchangeable for cash and/or any securities or other property of any person (including us), the terms and conditions upon which such debt securities will be so convertible or exchangeable;

•

whether the debt securities of the series will be guaranteed by any persons and, if so, the identity of such persons, the terms and conditions upon which such debt securities will be guaranteed and, if applicable, the terms and conditions upon which such guarantees may be subordinated to other indebtedness of the respective guarantors;

•

whether the debt securities of the series will be secured by any collateral and, if so, the terms and conditions upon which such debt securities will be secured and, if applicable, upon which such liens may be subordinated to other liens securing other indebtedness of us or of any guarantor; and

•	any other terms of the debt securities of the series and the guarantees thereof (which terms will not be inconsistent with the provisions of the applicable indenture, except as permitted thereunder).

Interest

In the applicable prospectus supplement, we will designate the debt securities of a series as being either debt securities bearing interest at a fixed rate of interest or debt securities bearing interest at a floating rate of interest at the rate specified or determined in the applicable prospectus supplement. Each debt security will begin to accrue interest from the date on which it is originally issued. Interest on each such debt security will be payable in arrears on the interest payment dates set forth in the applicable prospectus supplement and at maturity or, if earlier, the redemption date described below. Interest will be payable to the holder of record of the debt securities at the close of business on the record date for each interest payment date, which record dates will be specified in the applicable prospectus supplement.

Optional Redemption

Redemption at Our Option

If specified in the applicable prospectus supplement, we may elect to redeem all or part of the outstanding debt securities of a series from time to time before the maturity date of the debt securities of that series. Upon such election, we will notify the trustee of the redemption date and the principal amount of debt securities of the series to be redeemed. If less than all the debt securities of the series are to be redeemed, the particular debt securities of that series to be redeemed will be selected by the trustee by such method as the trustee deems fair and appropriate. The applicable prospectus supplement will specify the redemption price for the debt securities to be redeemed (or the method of calculating such price), in each case in accordance with the terms and conditions of those debt securities.

Notice of redemption will be given to each holder of the debt securities to be redeemed not less than 30 nor more than 60 days prior to the date set for such redemption. This notice will include the following information: the redemption date; the redemption price (or the method of calculating such price); if less than all of the outstanding debt securities of such series are to be redeemed, the identification (and, in the case of partial redemption, the respective principal amounts) of the particular debt securities to be redeemed; the place or places where such debt securities are to be surrendered for payment of the redemption price; and, if applicable, the CUSIP number of the debt securities to be redeemed.

By no later than 11:00 a.m. (New York City time) on the redemption date, we will deposit or cause to be deposited with the trustee or with a paying agent (or, if we are acting as our own paying agent with respect to the debt securities being redeemed, we will segregate and hold in trust as provided in the indenture) an amount of money sufficient to pay the aggregate redemption price of, and (except if the redemption date shall be an interest payment date or the debt securities of such series provide otherwise) accrued interest on, all of the debt securities or the part thereof to be redeemed on that date. On the redemption date, the redemption price will become due and payable upon all of the debt securities to be redeemed, and interest, if any, on the debt securities to be redeemed will cease to accrue from and after that date. Upon surrender of any such debt securities for redemption, we will pay those debt securities surrendered at the redemption price together, if applicable, with accrued interest to the redemption date.

Any debt securities to be redeemed only in part must be surrendered at the office or agency established by us for such purpose, and we will execute, and the trustee will authenticate and deliver to a holder without service charge, new debt securities of the same series and of like tenor, of any authorized denominations as requested by such holder, in a principal amount equal to and in exchange for the unredeemed portion of the debt securities that holder surrenders.

Repayment at Holder’s Option

If specified in the applicable prospectus supplement, the holders of the debt securities of a series will have the option to elect repayment of those debt securities by us prior to the stated maturity of the debt securities of that series at a time or times, and subject to the conditions, specified in the applicable prospectus supplement. If the holders of those debt securities have that option, the applicable prospectus supplement will specify the optional repayment date or dates on which the debt security may be repaid and the optional repayment price, or the method by which such price will be determined. The optional repayment price is the price at which, together with accrued interest to the optional repayment date, the debt security may be repaid at the holder’s option on each such optional repayment date.

Any tender of a debt security by the holder for repayment will be irrevocable. Any repayment option of a holder may be exercised by the holder of debt securities for less than the entire principal amount of the debt security; provided that the principal amount of the debt security remaining outstanding after repayment will be an authorized denomination. Upon such partial repayment, the debt securities will be canceled and new debt securities for the remaining principal amount will be issued in the name of the holder of the repaid debt securities.

If debt securities are represented by a global security as described under “—Book-Entry; Delivery and Form; Global Securities,” the securities depository for the global security or its nominee will be the holder of the debt security and, therefore, will be the only person that can exercise a right to repayment. In order to ensure that the depository or its nominee will timely exercise a right to repayment relating to a particular debt security, the beneficial owner of the debt security must instruct the broker or other direct or indirect participant in the depository through which it holds an interest in the debt security to notify the depository of its desire to exercise a right to repayment by the appropriate cut-off time for notifying the participant. Different firms have different cut-off times for accepting instructions from their customers. Accordingly, you should consult the broker or other direct or indirect participant through which you hold an interest in a debt security in order to ascertain the cut-off time by which such an instruction must be given for timely notice to be delivered to the appropriate depository.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the debt securities of each series will be payable, and the debt securities may be exchanged or transferred, at the office or agency maintained by us for such purpose which initially will be the trustee’s office located at 625 Marquette Avenue, 16th Floor, Minneapolis, Minnesota 55402, Attention: Corporate Trust Services. Payment of principal of and premium, if any, and interest on a global security registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global security. If any of the debt securities is no longer represented by a global security, payment of interest on certificated debt securities in definitive form may, at our option, be made by check mailed directly to holders at their registered addresses. See “—Book-Entry; Delivery and Form; Global Securities.”

A holder may transfer or exchange any certificated debt securities in definitive form at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

We are not required to transfer or exchange any debt security selected for redemption for a period of 15 days before mailing of a notice of redemption of the debt security to be redeemed.

The registered holder of a debt security will be treated as the owner of it for all purposes.

All amounts of principal of and premium, if any, or interest on the debt securities paid by us that remain unclaimed two years after such payment was due and payable will be repaid to us, and the holders of such debt securities will thereafter look solely to us for payment.

Guarantees

Each prospectus supplement will describe, as to the debt securities to which it relates, any guarantees by us or our direct and indirect subsidiaries which may guarantee the debt securities, including the terms of subordination, if any, of such guarantees. Any such guarantees will be made only by certain of our subsidiaries, will be made on a joint and several basis and will be full and unconditional.

Covenants

Each indenture sets forth limited covenants, including the covenant described below, that will apply to each series of debt securities issued under such indenture, unless otherwise specified in the applicable prospectus supplement.

The debt securities and related guarantees may contain certain additional restrictive covenants to be set forth in an applicable officers’ certificate or supplemental indenture.

Consolidation, Merger and Sale of Assets

Each indenture provides that we may consolidate with or merge with or into any other person, and may sell, transfer, lease or convey all or substantially all of our properties and assets to another person; provided that the following conditions are satisfied:

•

we are the continuing entity, or the resulting, surviving or transferee person (the “Successor”) is a person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and the Successor (if not us) will expressly assume, by supplemental indenture, all of our obligations under the debt securities and the applicable indenture and, for each security that by its terms provides for conversion, provide for the right to convert such security in accordance with its terms;

•	immediately after giving effect to such transaction, no default or event of default under the applicable indenture has occurred and is continuing; and

•

the trustee receives from us an officers’ certificate and an opinion of counsel that the merger, consolidation or transfer and such supplemental indenture, as the case may be, complies with the applicable provisions of the applicable indenture.

If we consolidate or merge with or into any other person or sell, transfer, lease or convey all or substantially all of our properties and assets in accordance with the applicable indenture, the Successor will be substituted for us in such indenture, with the same effect as if it had been an original party to such indenture. As a result, the Successor may exercise our rights and powers under such indenture, and we will be released from all our liabilities and obligations under such indenture and under the debt securities.

Any substitution of the Successor for us might be deemed for federal income tax purposes to be an exchange of the debt securities for “new” debt securities, resulting in recognition of gain or loss for such purposes and possibly certain other adverse tax consequences to beneficial owners of the debt securities. Holders should consult their own tax advisors regarding the tax consequences of any such substitution.

For purposes of this covenant, “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

Events of Default

Each of the following events are defined in the indenture as an “event of default” (whatever the reason for such event of default and whether or not it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) with respect to the debt securities of any series:

(1) default in the payment of any installment of interest on any debt securities of that series for 30 days after becoming due;

(2) default in the payment of principal of or premium, if any, on any debt securities of that series when it becomes due and payable at its stated maturity, upon optional redemption, upon declaration or otherwise;

(3) default in the deposit of any sinking fund payment, when and as due by the terms of any debt securities of that series;

(4) default in the performance, or breach, of any covenant or agreement of ours in the indenture with respect to the debt securities of that series (other than as referred to in clause (1), (2) or (3) above), which continues for a period of 90 days (except that, in the case of a default in the performance or breach of a reporting covenant, such period shall be of 180 days) after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series;

(5) we pursuant to or within the meaning of the Bankruptcy Law:

•	commence a voluntary case or proceeding;

•	consent to the entry of an order for relief against us in an involuntary case or proceeding;

•	consent to the appointment of a Custodian of us or for all or substantially all of our property;

•	make a general assignment for the benefit of our creditors;

•	file a petition in bankruptcy or answer or consent seeking reorganization or relief;

•	consent to the filing of such petition or the appointment of or taking possession by a Custodian; or

•	take any comparable action under any foreign laws relating to insolvency;

(6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

•	is for relief against us in an involuntary case, or adjudicates us insolvent or bankrupt;

•	appoints a Custodian of us or for all or substantially all of our property; or

•	orders the winding-up or liquidation of us (or any similar relief is granted under any foreign laws), and the order or decree remains unstayed and in effect for 90 days; or

(7) any other event of default provided with respect to debt securities of that series occurs.

“Bankruptcy Law” means Title 11, United States Code or any similar federal or state or foreign law for the relief of debtors.

“Custodian” means any custodian, receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law.

If an event of default with respect to debt securities of any series (other than an event of default relating to certain events of bankruptcy, insolvency, or reorganization of us) occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series by notice to us and the trustee, may, and the trustee at the request of these holders will, declare the principal of and premium, if any, and accrued and unpaid interest on all the debt securities of that series to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency, or reorganization of us occurs and is continuing, the principal of and premium, if any, and accrued and unpaid interest on the debt securities of that series will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders.

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may rescind a declaration of acceleration and its consequences, if we have deposited certain sums with the trustee and all events of default with respect to the debt securities of that series, other than the non-payment of the principal or interest which have become due solely by such acceleration, have been cured or waived, as provided in the applicable indenture.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under any indenture.

We are required to furnish the trustee annually a statement by certain of our officers to the effect that, to their knowledge, we are not in default in the fulfillment of any of our obligations under the indentures or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the status of each such default.

No holder of any debt securities of any series will have any right to institute any judicial or other proceeding with respect to the applicable indenture, or for the appointment of a receiver or trustee, or for any other remedy unless:

(1) an event of default has occurred and is continuing and such holder has given the trustee prior written notice of such continuing event of default with respect to the debt securities of that series;

(2) the holders of not less than 25% of the aggregate principal amount of the outstanding debt securities of that series have requested the trustee to institute proceedings in respect of such event of default;

(3) such holder or holders have offered to the trustee indemnity reasonably satisfactory to it against its costs, expenses and liabilities in complying with such request;

(4) the trustee has failed to institute proceedings 60 days after the receipt of such notice, request and offer of indemnity; and

(5) no direction inconsistent with such written request has been given for 60 days by the holders of a majority in aggregate principal amount of the outstanding debt securities of that series.

The holders of a majority in aggregate principal amount of outstanding debt securities of a series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the debt securities of that series or exercising any trust or power conferred to the trustee, and to waive certain defaults. The indentures provide that if an event of default occurs and is continuing, the trustee will exercise such of its rights and powers under the applicable indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request of any of the holders of the debt securities of a series unless they will have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and premium, if any, and interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

Modification and Waivers

Modification and amendments of an indenture and the debt securities of any series may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security of that series affected thereby:

•	change the stated maturity of the principal of, or installment of interest on, any debt security;

•

reduce the principal amount of any debt security or reduce the amount of the principal of any debt security which would be due and payable upon a declaration of acceleration of the maturity thereof or reduce the rate of interest on any debt security;

•	reduce any premium payable on the redemption of any debt security or change the date on which any debt security may or must be redeemed;

•	change the coin or currency in which the principal of or premium, if any, or interest on any debt security is payable;

•

impair the right of any holder to institute suit for the enforcement of any payment on or after the stated maturity of any debt security (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required in order to take certain actions;

•	reduce the requirements for quorum or voting by holders of debt securities in such indenture or the debt security;

•

modify any of the provisions in such indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of debt securities except to increase any percentage vote required or to provide that certain other provisions of such indenture cannot be modified or waived without the consent of the holder of each debt security affected thereby;

•

make any change that adversely affects the right to convert or exchange any debt security or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security, unless such decrease or increase is permitted by the terms of the debt securities; or

•	modify any of the above provisions.

We and the trustee may, without the consent of any holders, modify or amend the terms of an indenture and the debt securities of any series with respect to the following:

•	to add to our covenants for the benefit of holders of the debt securities of all or any series or to surrender any right or power conferred upon us;

•

to evidence the succession of another person to, and the assumption by the successor of our covenants, agreements and obligations under, such indenture pursuant to the covenant described under “—Covenants—Consolidation, Merger and Sale of Assets;”

•	to add any additional events of default for the benefit of holders of the debt securities of all or any series;

•

to add additional guarantees or additional guarantors in respect of debt securities, and to evidence the release and discharge of any guarantor from its obligations under its guarantee of debt securities and its obligations under the applicable indenture in accordance with the terms of such indenture;

•	to secure the debt securities pursuant to the covenants of such indenture;

•	to add or appoint a successor or separate trustee or other agent;

•	to provide for the issuance of additional debt securities of any series;

•	to establish the form or terms of debt securities of any series as permitted by such indenture;

•	to comply with the rules of any applicable securities depository;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•

to add to, change or eliminate any of the provisions of such indenture in respect of one or more series of debt securities; provided that any such addition, change or elimination (a) shall neither (1) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (2) modify the rights of the holder of any such debt security with respect to such provision or (b) shall become effective only when there is no debt security described in clause (1) outstanding;

•

to conform the text of such indenture and the debt securities of such series to this “Description of the Debt Securities” or the comparable provisions in the applicable prospectus supplement to the extent this “Description of the Debt Securities” or such comparable provision in such applicable prospectus supplement was intended to be a verbatim recitation of a provision of such indenture or debt securities of such series, which intent may be evidenced by an Officer’s Certificate to that effect;

•	to cure any ambiguity, omission, defect or inconsistency; or

•	to change any other provision; provided that the change does not adversely affect the interests of the holders of debt securities of any series in any material respect.

The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive compliance by us with certain restrictive provisions of the applicable indenture. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of the holders of all debt securities of that series, waive any past default and its consequences under the applicable indenture with respect to the debt securities of that series, except a default (1) in the payment of principal or premium, if any, or interest on debt securities of that series or (2) in respect of a covenant or provision of the applicable indenture that cannot be modified or amended without the consent of the holder of each debt security of that series. Upon any such waiver, such default will cease to exist, and any event of default arising therefrom will be deemed to have been cured, for every purpose of the applicable indenture; however, no such waiver will extend to any subsequent or other default or event of default or impair any rights consequent thereon.

Discharge, Defeasance and Covenant Defeasance

We may discharge certain obligations to holders of the debt securities of a series that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness including the principal and premium, if any, and interest to the date of such deposit (if the debt securities have become due and payable) or to the maturity thereof or the redemption date of the debt securities of that series, as the case may be. We may direct the trustee to invest such funds in U.S. Treasury securities with a maturity of one year or less or in a money market fund that invests solely in short-term U.S. Treasury securities.

The indentures provide that we may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities of a series (except for, among other things, obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with the restrictive covenants under such indentures, and any omission to comply with such obligations will not constitute a default or an event of default with respect to the debt securities of a series and clauses (4) and (7) under “—Events of Default” will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars, or U.S. government obligations, or both, applicable to the debt securities of that series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient (and in the case of a deposit of U.S. government obligations, as certified by an independent qualified party) to pay the principal or premium, if any, and interest on the debt securities on the scheduled due dates therefor.

If we effect covenant defeasance with respect to the debt securities of any series, the amount in U.S. dollars, or U.S. government obligations, or both, on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of the stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from an event of default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the debt securities of that series to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Same-Day Settlement and Payment

Unless otherwise provided in the applicable prospectus supplement, the debt securities will trade in the same-day funds settlement system of The Depository Trust Company (“DTC”) until maturity or until we issue the debt securities in certificated form. DTC will therefore require secondary market trading activity in the debt securities to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the debt securities.

Book-Entry; Delivery and Form; Global Securities

Unless otherwise specified in the applicable prospectus supplement, the debt securities of each series will be issued in the form of one or more global debt securities, in definitive, fully registered form without interest coupons, each of which we refer to as a “global security.” Each such global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

Investors may hold their interests in a global security directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of debt securities represented by interests in a global security will not be entitled to receive their debt securities in fully registered certificated form.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of Beneficial Interests

Upon the issuance of each global security, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global security to the accounts of participants. Ownership of beneficial interests in each global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global security other than participants).

So long as DTC or its nominee is the registered holder and owner of a global security, DTC or such nominee, as the case may be, will be considered the sole legal owner of the debt security represented by the global security for all purposes under the indenture, the debt securities and applicable law. Except as set forth below, owners of beneficial interests in a global security will not be entitled to receive certificated debt securities and will not be considered to be the owners or holders of any debt securities represented by the global security. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global security desires to take any actions that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global security will be able to transfer such interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global security to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of a physical certificate representing that interest.

All payments on the debt securities represented by a global security registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global security.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global security.

Unless and until it is exchanged in whole or in part for certificated debt securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We expect that DTC will take any action permitted to be taken by a holder of debt securities only at the direction of one or more participants to whose account the DTC interests in a global security are credited and only in respect of such portion of the aggregate principal amount of the debt securities as to which such participant or participants has or have given such direction. However, if there is an event of default under the debt securities, DTC may exchange each global security for certificated debt securities, which it will distribute to its participants.

Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global security among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the underwriters nor the trustee will have any responsibility for the performance or nonperformance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The indentures provide that the global securities will be exchanged for debt securities in certificated form of like tenor and of an equal principal amount, in authorized denominations in the following limited circumstances:

(1) DTC notifies us that it is unwilling or unable or no longer permitted under applicable law to continue as depository or if DTC ceases to be eligible to act as depository under the indentures and we do not appoint a successor depository within 90 days;

(2) we determine that the debt securities will no longer be represented by global securities and execute and deliver to the trustee an order to such effect; or

(3) an event of default with respect to the debt securities will have occurred and be continuing.

These certificated debt securities will be registered in such name or names as DTC will instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.

The information in this section of this prospectus concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information.

Euroclear and Clearstream

If the depositary for a global security is DTC, you may hold interests in the global security through Clearstream Banking, société anonyme, which we refer to as “Clearstream,” or Euroclear Bank SA/ NV, as operator of the Euroclear System, which we refer to as “Euroclear,” in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the debt securities through these systems and wish on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

Wells Fargo Bank, National Association is the trustee under each of the indentures.

The trustee is permitted to engage in transactions, including commercial banking and other transactions, with us and our subsidiaries from time to time; provided that if the trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an event of default, or else resign.

DESCRIPTION OF COMMON STOCK

The following description summarizes information regarding our common stock. This information does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporation Law, and our restated certificate of incorporation, as amended, and our amended and restated by-laws. You are urged to read our restated certificate of incorporation, as amended, and our amended and restated by-laws in their entirety.

Generally. We are authorized to issue 525,000,000 shares of Class A common stock, $0.01 par value per share. On May 4, 2004, we completed a 3-for-1 stock split of our outstanding Class A common stock and Class B common stock, which was effected by a stock dividend. On June 7, 2004, we amended our certificate of incorporation to effect a 1-for-1.0825 reverse stock split. In June 2004, in connection with our initial public offering, all of the previously outstanding shares of our Class B common stock were converted into shares of Class A common stock at a 1-for-1 ratio. On April 28, 2006, our board of directors approved a 3-for-1 stock split of our outstanding Class A common stock effected by a stock dividend, which was distributed on June 1, 2006. As of December 15, 2014, we had 332,978,411 shares of Class A common stock outstanding.

Voting Rights. Holders of our Class A common stock generally are entitled to one vote per share on all matters on which our stockholders are entitled to vote. Our directors are elected by a plurality of the votes of the shares of Class A common stock present in person or represented by proxy at a stockholder meeting called for such election. The holders of Class A common stock do not have cumulative voting rights in the election of directors.

Dividends. Holders of our Class A common stock are entitled to receive ratably dividends if, as and when declared from time to time by our board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on any outstanding preferred stock, as described below. Our senior credit facilities impose restrictions on our ability to declare dividends with respect to our Class A common stock.

Liquidation Rights. Upon our dissolution, liquidation or winding up, the holders of our Class A common stock are entitled to receive ratably the assets available for distribution to our stockholders after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock.

Other Matters. Our Class A common stock does not have preemptive or conversion rights and is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our Class A common stock.

Anti-Takeover Effects of Certain Provisions of Our Restated Certificate of Incorporation and Amended and Restated By-Laws

Certain provisions of our restated certificate of incorporation and amended and restated by-laws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in our stockholders’ best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated by-laws provide that stockholders seeking to nominate candidates for election as directors or to bring business before a meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder’s notice will need to be received at our principal executive offices not less than 90 days nor more than 120 days prior to, in the case of annual meetings, the first anniversary date of the previous year’s annual meeting and, in the case of special meetings, the date of such special meeting. Our amended and restated by-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Amendments

Our restated certificate of incorporation grants our board of directors the authority to amend and repeal our by-laws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our restated certificate of incorporation.

Limitations on Liability and Indemnification of Officers and Directors

Our restated certificate of incorporation provides that our directors may not be held liable to us or our stockholders for monetary damages for breach of their fiduciary duties as directors, except to the extent the exemption from, or limitation of, liability is not permitted under Delaware law.

Our restated certificate of incorporation also provides that we must indemnify our directors and officers to the fullest extent authorized by Delaware law. We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our restated certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Delaware Anti-Takeover Statute

Pursuant to our certificate of incorporation prior to May 4, 2004, we had “opted out” of the protections of Section 203 of the Delaware General Corporation Law. In our restated certificate of incorporation that we filed and that became effective on May 4, 2004, we “opted in” to Section 203. Subject to specified exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts. However, in connection with our “opt in,” our stockholders that owned 15% or more of our outstanding voting stock at the time of such “opt in,” including affiliates of Blum Capital Partners, L.P. and affiliates of Freeman Spogli & Co. Incorporated, are not considered “interested stockholders” under Section 203.

Transfer Agent

The transfer agent for our Class A common stock is Broadridge Shareholder Services, c/o Broadridge Corporate Issuer Solutions, Inc., 1155 Long Island Avenue, Edgewood, New York 11717-0718, and its telephone number is (855) 627-5086.

DESCRIPTION OF PREFERRED STOCK

The following description summarizes information regarding our preferred stock. This information does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporation Law, and our restated certificate of incorporation, as amended, and our amended and restated by-laws. You are urged to read our restated certificate of incorporation, as amended, and our amended and restated by-laws in their entirety.

Our board of directors is authorized, subject to any limitations imposed by law, without the approval of our securityholders, to issue from time to time up to a total of 25,000,000 shares of our preferred stock, $0.01 par value per share, in one or more series, with each such series having rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as our board of directors may determine. The issuance of our preferred stock, while potentially providing us with flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, a majority of our outstanding voting stock.

As of December 15, 2014, we had 25,000,000 shares of preferred stock available for issuance.

We will include in a prospectus supplement the terms relating to any series of preferred stock being offered. These terms will include some or all of the following:

•	the title of the series and the number of shares in the series;

•	the price at which the preferred stock will be offered;

•

the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•

the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•	any listing of the preferred stock being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution, or the winding up of our affairs;

•

any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations, and restrictions of the series.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds. Holders of preferred stock will not have any preemptive rights.

DESCRIPTION OF DEPOSITARY SHARES

We summarize below some of the provisions that will apply to depositary shares unless the applicable prospectus supplement provides otherwise. This summary does not contain all of the information that may be important to you. The complete terms of the depositary shares will be set forth in the depositary agreement and depositary receipt for the applicable depositary shares. The forms of depositary agreement and related depositary receipt that will be entered into with respect to a particular offering of depositary shares will be filed as exhibits to the registration statement of which this prospectus is a part or as documents that are incorporated or deemed to be incorporated by reference in this prospectus. You should read the depositary agreement and the depositary receipt. The particular terms of any depositary shares and the related depositary receipts and depositary agreement will be described in the applicable prospectus supplement. You should read the applicable prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

We may offer fractional shares of preferred stock of any class or series of CBRE Group, Inc., rather than full preferred shares. If we do, we will deposit preferred stock of such class or series with a bank, trust company or other financial institution as depositary, with respect to such depositary agreement (the “Depositary”) and cause such Depositary to issue depositary receipts evidencing the related depositary shares, each of which will represent a fractional interest (to be set forth in the applicable prospectus supplement) of a share of such class or series, as the case may be, of preferred stock.

The preferred stock represented by depositary shares will be deposited under a separate depositary agreement between us and the applicable Depositary, which shall have an office in the United States and which has, or whose parent entity has, a combined capital and surplus (calculated on a consolidated basis) of at least $50,000,000. Subject to the terms of the depositary agreement, each holder of a depositary receipt issued under that depositary agreement will be entitled, in proportion to the applicable fraction of a preferred share represented by the related depositary share, to all the rights and preferences of the preferred stock represented thereby (including, if applicable and subject to the matters discussed below, any distribution, voting, redemption, conversion, exchange and liquidation rights).

The applicable prospectus supplement relating to the depositary shares offered thereby will set forth their specific terms, including, when applicable:

•

the terms of the class or series of preferred stock deposited by us under the related depositary agreement, the number of such depositary shares and the fraction of one share of such preferred stock represented by one such depositary share,

•	whether such depositary shares will be listed on any securities exchange; and

•	any other specific terms of such depositary shares and the related depositary agreement.

Depositary receipts may be surrendered for transfer or exchange at any office or agency of the relevant Depositary maintained for that purpose, subject to the terms of the related depositary agreement. Unless otherwise specified in the applicable prospectus supplement, depositary receipts will be issued in denominations evidencing any whole number of depositary shares. No service charge will be made for any permitted transfer or exchange of depositary receipts, but we or the Depositary may require payment of any tax or other governmental charge payable in connection therewith.

Pending the preparation of definitive depositary receipts, the Depositary may, upon our written order, execute and deliver temporary depositary receipts which are substantially similar to, and entitle the holders thereof to all the rights pertaining to, the definitive depositary receipts. Depositary receipts will be prepared thereafter and, when definitive depositary receipts are available, temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Depositary will distribute all cash distributions received in respect of the deposited preferred shares to the record holders, as of the relevant record date, of depositary receipts relating to such preferred shares in proportion, insofar as possible, to the numbers of such depositary shares owned by such holders on such record date. The Depositary will distribute only such amount, however, as can be distributed without distributing to any holder of depositary receipts a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum, if any, received by the Depositary for distribution to record holders of those depositary receipts.

In the event of a distribution in property other than in cash, the Depositary will distribute property received by it to the record holders, as of the relevant record date, of depositary receipts entitled thereto in proportion, insofar as possible, to the number of depositary shares owned by such holders on such record date. If, however, the Depositary determines that it is not feasible to make such distribution, it may, with our approval, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (public or private) of such property and the distribution of the net proceeds from such sale to such holders.

The deposit agreement may also contain provisions relating to the manner in which any subscription or similar rights offering offered by us to holders of the related class or series of preferred shares will be made available to holders of depositary receipts.

The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by us or the Depositary on account of taxes.

Redemption and Repurchase of Preferred Stock

If we redeem a class or series of preferred stock represented by depositary shares, the Depositary will redeem the depositary shares from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such class or series of preferred shares held by the Depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price and of any other amounts or property per share payable upon such redemption with respect to the preferred stock so redeemed. Whenever we redeem preferred shares held by the Depositary, the Depositary will redeem as of the same date the number of depositary shares representing the preferred shares so redeemed, provided that we have paid in full to the Depositary the redemption price of the preferred shares to be redeemed plus any other amounts or property payable upon such redemption with respect to the shares to be so redeemed. If fewer than all the depositary shares are to be redeemed at our option, the depositary shares to be redeemed will be selected by the Depositary by lot or pro rata or by any other equitable method as may be determined by the Depositary. If the depositary shares evidenced by a depositary receipt are to be redeemed in part only, a new depositary receipt will be issued for any depositary shares not so redeemed.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the related depositary receipts with respect to the depositary shares so called for redemption will cease, except the right to receive any monies or other property payable upon redemption upon surrender of such depositary receipts to the Depositary.

Depositary shares, as such, are not subject to repurchase by us at the option of the holders. Nevertheless, if the preferred stock represented by depositary shares is subject to repurchase at the option of the holders, then, on the terms and subject to the conditions applicable to such preferred stock, the related depositary receipts may be surrendered by the holders thereof to the Depositary with written instructions to the Depositary to instruct us to repurchase the preferred stock represented by the depositary shares evidenced by such depositary receipts at the applicable repurchase price. Upon receipt of such instructions and subject to our having funds legally available therefor, we will repurchase the requisite whole number of shares of such preferred stock from the Depositary, who in turn will repurchase such depositary receipts. Notwithstanding the foregoing, holders shall only be entitled to request the repurchase of depositary shares representing one or more whole shares of the related preferred stock. The repurchase price per depositary share will be equal to the repurchase price and any other amounts or property payable per share upon such redemption with respect to the preferred shares multiplied by the fraction of a preferred share represented by one depositary share. If the depositary shares evidenced by a depositary receipt are to be repurchased in part only, one or more new depositary receipts will be issued for any depositary shares not to be repurchased.

Withdrawal of Preferred Shares

Except as may be otherwise provided in the applicable prospectus supplement, any holder of depositary receipts, upon surrender of the depositary receipts at the applicable office or agency of the Depositary (unless the related depositary shares have previously been called for redemption), subject to the terms of the depositary agreement, may demand delivery of the number of whole shares of the related class or series of preferred stock and any money or other property represented by such depositary receipts. Partial shares of preferred stock will not be issued. Holders shall only be entitled to request the withdrawal of one or more whole shares of the related preferred stock and must surrender depositary receipts evidencing depositary shares that in turn represent such whole shares of preferred stock. Holders of depositary receipts making such withdrawals will be entitled to receive whole preferred shares on the basis set forth in the related prospectus supplement, but holders of such whole shares of preferred stock will not thereafter be entitled to deposit such preferred stock under the depositary agreement or to receive depositary receipts therefor. If the depositary receipts surrendered by the holder in connection with such withdrawal evidence a number of depositary shares representing more than the number of whole preferred shares to be withdrawn, the Depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Voting Deposited Preferred Shares

Upon receipt of notice of any meeting at which the holders of any class or series of deposited preferred stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such class or series of preferred stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the relevant class or series of preferred stock) may instruct the Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by such depositary shares in accordance with such instructions, and we will take all reasonable actions that may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting preferred shares to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Conversion and Exchange of Preferred Shares

If the preferred stock represented by depositary shares is exchangeable at our option for other securities, then, whenever we exercise our option to exchange all or a portion of such preferred stock held by the Depositary, the Depositary will exchange as of the same date a number of such depositary shares representing such preferred stock so exchanged, provided we shall have issued and delivered to the Depositary the securities for which such preferred stock is to be exchanged. The exchange rate per depositary share shall be equal to the exchange rate per preferred share multiplied by the fraction of a preferred share represented by one depositary share. If less than all of the depositary shares are to be exchanged, the depositary shares to be exchanged will be selected by the Depositary by lot or pro rata or other equitable method, in each case as may be determined by us. If the depositary shares evidenced by a depositary receipt are to be exchanged in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be exchanged.

Depositary shares, as such, are not convertible or exchangeable at the option of the holders into other securities or property. Nevertheless, if the preferred stock represented by depositary shares is convertible into or exchangeable for other securities or property at the option of the holders, then, on the terms and subject to the conditions applicable to such preferred stock, the related depositary receipts may be surrendered by holders thereof to the Depositary with written instructions to the Depositary to instruct us to cause conversion or exchange, as the case may be, of the preferred stock represented by the depositary shares evidenced by such depositary receipts into such number or amount of other securities, in authorized denominations, or other property, as the case may be, as specified in the related prospectus supplement. We, upon receipt of such instructions and any amounts payable in respect thereof, will cause the conversion or exchange, as the case may be, and will deliver to the holders (or cause the Depositary to deliver to the holders) such number or amount of other securities, in authorized denominations, or other property, as the case may be (and, if required by the terms of the applicable preferred stock, cash in lieu of any fractional share). Notwithstanding the foregoing, holders shall only be entitled to request the conversion or exchange of depositary shares representing one or more whole shares of the related preferred stock. The exchange or conversion rate per depositary share shall be equal to the exchange or conversion rate per share of preferred stock multiplied by the fraction of a preferred share represented by one depositary share. If the depositary shares evidenced by a depositary receipt are to be converted or exchanged in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

Amendment and Termination of Depositary Agreement

Unless otherwise provided in this prospectus, the applicable prospectus supplement or required by law, the form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may at any time be amended by agreement between us and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of the depositary receipts issued under any depositary agreement or the related depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of such depositary shares then outstanding (or such greater proportion as may be required by the rules of any securities exchange on which such depositary shares may be listed). In no event may any such amendment impair the right of any holder of depositary receipts, subject to the conditions specified in the deposit agreement, to receive the related preferred shares upon surrender of such depositary receipts as described above under “—Withdrawal of Preferred Shares.” Every holder of an outstanding depositary receipt at the time any such amendment becomes effective, or any transferee of such holder, shall be deemed, by continuing to hold such depositary receipt, or by reason of the acquisition thereof, to consent and agree to such amendment and to be bound by the depositary agreement as amended thereby.

The depositary agreement automatically terminates if:

•	all outstanding depositary shares issued thereunder have been redeemed or repurchased by us;

•	each preferred share deposited thereunder has been converted into or exchanged for other securities or other property or has been withdrawn; or

•

there has been a final distribution in respect of the preferred shares deposited thereunder in connection with any liquidation, dissolution or winding up of us and such distribution has been distributed to the holders of related depositary receipts.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all fees and expenses of the Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock or arising in connection with the performance of its duties under the deposit agreement. Holders of depositary receipts will pay all other transfer and other taxes and governmental charges, including any fee for withdrawal of their shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Resignation and Removal of Depositary

The Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Depositary. Any such resignation or removal will take effect upon the appointment by us of a successor Depositary and its acceptance of such appointment. The successor Depositary must be a bank, trust company or other financial institution selected by us having an office in the United States and otherwise meeting the requirements of the depositary agreement.

Miscellaneous

The Depositary will forward to the holders of the applicable depositary receipts all reports and communications from us which are delivered to the Depositary and which are intended for delivery to holders of the deposited preferred stock.

Neither the Depositary nor we will be liable if either of us is prevented or delayed by law or any circumstance beyond our respective control in performing our respective obligations under the depositary agreement. The obligations of us and the Depositary under the depositary agreement will be limited to performance of our respective duties thereunder in good faith and without gross negligence and willful misconduct and neither of us will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or preferred stock unless satisfactory indemnity is furnished. We and the Depositary may rely upon written advice of counsel or accountants or upon information provided by holders of depositary receipts or other person believed to be competent and on documents believed to be genuine.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase equity or debt securities. Each warrant will entitle the holder of warrants to purchase for cash the amount of equity or debt securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, shares of Class A common stock, preferred stock or warrants, or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the debt securities, common stock, depository shares, preferred stock and/or warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We will set forth in the applicable prospectus supplement a description of the plan of distribution of the securities that may be offered pursuant to this prospectus.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, the validity of the securities will be passed upon for us by Simpson Thacher & Bartlett LLP, Palo Alto, California, or other counsel who is satisfactory to us. Any underwriters will be advised about other issues relating to any offering by their own counsel.

EXPERTS

The consolidated financial statements and the related financial statement schedules of CBRE Group, Inc., and subsidiaries as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013, and management’s report on the effectiveness of internal controls over financial reporting as of December 31, 2013 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.